EXHIBIT 4.1

EXECUTION COPY

SONIC AUTOMOTIVE, INC. (A DELAWARE CORPORATION), AS ISSUER,

AND

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE,

DATED AS OF NOVEMBER 23, 2005

TO THE INDENTURE, DATED AS OF MAY 7, 2002,

AMONG THE ISSUER, THE TRUSTEES AND

THE GUARANTORS SET FORTH THEREIN

4.25% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2015

i

Table of Contents

(continued)

ii

SECOND SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of November 23, 2005 among SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company, the Trustee and the Guarantors executed and delivered an Indenture, dated as of May 7, 2002 (the “Base Indenture,” and as supplemented by this Second Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of up to $160,000,000 aggregate principal amount of a new series of the Company’s 4.25% Convertible Senior Subordinated Notes due November 30, 2015 (the “Notes”) has been authorized by resolutions adopted by the Board of Directors of the Company as of July 20 and July 21, 2005, a unanimous written consent of the Board of Directors dated September 21, 2005 and a unanimous written consent of a pricing committee of the Board of Directors dated November 15, 2005;

WHEREAS, the Company desires to issue and sell up to $160,000,000 aggregate principal amount of the Notes on the date hereof;

WHEREAS, Section 901 of the Base Indenture provides that without the consent of any Holders, the Company, when authorized by a Board Resolution, the Guarantors, when authorized by their respective Board Resolutions, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to, among other things, (a) add to the covenants of the Company for the benefit of the Holders of all or any series of Securities, (b) to add additional Events of Default for the benefit of the Holders of all or any series of Securities, (c) to establish the form or terms of any series of Securities, and (d) to cure any ambiguity, to correct or supplement any provision herein, which may be inconsistent with any other provision in the Base Indenture, or to make any other provisions with respect to matters or questions arising under the Base Indenture;

WHEREAS, the Company and the Guarantors desire to (a) add covenants of the Company and additional Events of Default for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (a “Future Supplemental Indenture”), (b) establish the form and terms of the Notes and (c) provide whether certain Articles of the Indenture will apply to the Notes (except as may be provided in a Future Supplemental Indenture); and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid supplement to the Base Indenture according to its terms and the terms of the Base Indenture have been done;

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the parties hereto hereby enter into this Second Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS

SECTION 1.1. Certain Terms Defined in the Base Indenture.

Except as may be provided in a Future Supplemental Indenture with respect to the Notes, all capitalized terms used but not defined in this Second Supplemental Indenture shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby; provided, however, that any term defined in the Base Indenture that is also defined in this Second Supplemental Indenture shall for all purposes of this Second Supplemental Indenture and all matters relating to the Notes, have the meaning set forth in this Second Supplemental Indenture.

SECTION 1.2. Definitions.

(a) Except as may be provided in a Future Supplemental Indenture with respect to the Notes, and no other class or series of Securities issued pursuant to the Indenture, Section 101 of the Indenture shall be amended (i) by adding the following new definitions if such definitions are not contained in the Base Indenture and (ii) if the terms set forth below are found in the Base Indenture, by replacing the terms and their meanings set forth in the Base Indenture with those set forth below:

“Affiliate” of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bankruptcy Law” means Title 11 of the United States Bankruptcy Code, as amended from time to time, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of such board.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

“Capital Lease Obligation” of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property, which in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

“Capital Stock” for any corporation means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that corporation.

A “Change of Control” means the occurrence at such time after the original issuance of the Notes of any of the following:

(a) a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than the Company, any Subsidiary, a Smith Holder(s), or any employee benefit plans of the Company, a Smith Holder(s) or any Subsidiary, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of Class A Common Stock representing more than 50% of the voting power of the Company’s Capital Stock entitled to vote generally in the election of directors; or

(b) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors; or

(c) the Company’s shareholders approve any plan or proposal for the Company’s liquidation or dissolution; or

(d) a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the Company’s properties and assets to another person, other than:

(i)	any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s Capital Stock; and (B) pursuant to which holders of the Company’s Capital Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Capital Stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or

(ii)	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

(iii)	any consolidation or merger with or into any of the Company’s Subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person; or

(e) the occurrence of any transaction which would be a “going private transaction” with respect to the Class A Common Stock under Rule 13e-3 of the Exchange Act, or any transaction which would cause the Class A Common Stock to be beneficially owned by 300 or fewer persons.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $.01 per share, or any successor common stock thereto.

“close of business” means 5:00 p.m. (New York City time).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Sonic Automotive, Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions hereof, and thereafter “Company” shall mean such Successor Person. All references to the Company exclude, unless otherwise expressly stated or the context otherwise requires, its Subsidiaries.

“Company Notice” means a notice to Holders delivered pursuant to Section 1109 or Section 1110.

“Consolidated Net Income (Loss)” of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of such Person and its Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Subsidiaries, (iii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (vii) any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the Issue Date, or (viii) any net gain arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such Person.

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP meaning. The term “Consolidated” shall have a similar meaning.

“Continuing Directors” means any member of the Board of Directors who (i) was a member of the Board of Directors on the date of original issuance of the Notes; or (ii) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Conversion Agent” means any Person (including the Company) authorized by the Company to receive Notes (and related documentation) upon conversion thereof, and shall initially be the Trustee.

“Conversion Price” as of any date means $1,000 divided by the Conversion Rate as of such date.

“Conversion Settlement Date” means (A) with respect to the Conversion Settlement Distribution (other than any Additional Shares which may be issuable pursuant to Section 1701(c)), the third Business Day immediately following the Cash Settlement Averaging Period, and (B) with respect to any Additional Shares which may be issuable, the later of (i) the fifth Business Day following the effective date of any Change of Control transaction and (ii) the third Business Day immediately following the Cash Settlement Averaging Period.

“Designated Senior Indebtedness” means (i) all Senior Indebtedness under the Floor Plan Facilities, the Revolving Facility or the Mortgage Facility and (ii) any other Senior Indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $25 million and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as “Designated Senior Indebtedness” by the Company.

“Event of Default” has the meaning specified in Section 501.

“Ex-Dividend Date” means the first date upon which a sale of the Class A Common Stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock, regular way on the relevant exchange or in the relevant market for the common stock, to its buyer.

“Family Controlled Entity” means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Smith Holders and/or Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned directly or indirectly by one or more Smith Holders; (iii) any partnership if at least 80% of the value of the partnership interests is owned directly or indirectly by one or more Smith Holders; (iv) any limited liability or similar company if at least 80% of the value of the Company is owned directly or indirectly by one or more Smith Holders; and (v) any trusts created for the benefit of any of the persons listed in clauses (i) to (v) of this definition, including any Smith Holders.

“Floor Plan Facilities” means an agreement from any bank(s) or asset-based lender(s) pursuant to which the Company or any of its Subsidiaries incurs Indebtedness all of the net proceeds of which are used to purchase, finance or refinance vehicles and/or vehicle parts and supplies to be sold in the ordinary course of business of the Company and its Subsidiaries and which may not be secured except by a Lien that does not extend to or cover any property other than the property of the dealership(s), which use the proceeds of the Floor Plan Facilities.

“Fundamental Change” means either a Change of Control or a Termination of Trading.

“Future Supplemental Indenture” has the meaning assigned to it in the recitals.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, which (i) for the purpose of determining compliance with the covenants contained in this Second Supplemental Indenture were in effect as of the Issue Date and (ii) for purposes of complying with the reporting requirements contained in this Second Supplemental Indenture are in effect from time to time.

“Global Note” means a Note that evidences all or part of the Notes and bears the legend set forth in Section 2.1 of this Second Supplemental Indenture.

“Holder” or “Noteholder” means any holder of any Notes.

“Indebtedness” means, with respect to any Person, without duplication,

(i)	all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(ii)	all obligations of such Person evidenced by bonds, notes, or other similar instruments,

(iii)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(iv)	all obligations of such Person under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person,

(v)	all Capital Lease Obligations of such Person,

(vi)	all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property, including, without limitation, accounts and contract rights owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(vii)	all Guaranteed Debt of such Person,

(viii)	all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(ix)	Preferred Stock of any Subsidiary of the Company, and

(x)	any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (ix) above.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

“Interest” means interest payable on each Note pursuant to Section 1 of the Notes.

“Interest Payment Date” means May 31 and November 30 of each year, commencing May 31, 2006.

“Interest Record Date” means May 15 and November 15 of each year.

“Issue Date” means the date hereof.

“Last Reported Sale Price” means, with respect to the Class A Common Stock or the Capital Stock of any Subsidiary on any date, the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported for composite transactions by the principal United States national or regional securities exchange on which the Class A Common Stock or the Capital Stock of such Subsidiary is traded or, if the Class A Common Stock or the Capital Stock of such Subsidiary is not listed on a United States national or regional securities exchange, as reported by Nasdaq National Market. The last reported sale price will be determined without reference to after-hours or extended market trading. If the Class A Common Stock or the Capital Stock of such Subsidiary is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Class A Common Stock or the Capital Stock of such Subsidiary in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Common Stock or the Capital Stock of such Subsidiary is not so quoted, the “Last Reported Sale Price” shall be the average of the midpoint of the last bid and asked prices for the Class A Common Stock or the Capital Stock of such Subsidiary on the relevant date from each of at least three independent nationally recognized investment banking firms selected by the Company for this purpose.

“Market Disruption Event” means (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence, at any time during the regular trading session (without regard to after hours or any other trading outside of the regular trading session hours), on any trading day for the Class A Common Stock, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Class A Common Stock or in any options, contracts or future contracts relating to the Class A Common Stock.

“Maturity” means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in this Indenture, whether at Stated Maturity, the purchase date and whether by declaration of acceleration, conversion, optional or mandatory redemption, required repurchase or otherwise.

“Mortgage Facility” means the Master Loan Agreement between Toyota Motor Credit Corporation and Sonic Automotive, Inc., dated December 31, 2002, and as such agreement, in whole or in part, may have been or may be further amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing.

“Outstanding Notes” means the Company’s outstanding (a) 8.625% Senior Subordinated Notes due 2013 and (b) 5.25% Convertible Senior Subordinated Notes due 2009.

“Pari Passu Indebtedness” means any Indebtedness of the Company that is pari passu in right of payment to the Notes, including without limitation, the Outstanding Notes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof including any syndicate or group that would be deemed a “person” under Section 13(d)(3) of the Exchange Act.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes, however designated, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Class A Common Stock have the right to receive any cash, securities or other property or in which the Class A Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise,

(1)	is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the Notes,

(2)	is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a Change in Control of the Company in circumstances where the holders of the Notes would have similar rights), or

(3)	is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

“Redemption Date” means, when used with respect to any Note to be redeemed pursuant to any provision in this Indenture, the date fixed for such redemption by or pursuant to this Indenture.

“Revolving Facility” means the Second Amended and Restated Credit Agreement dated as of February 5, 2003 between Sonic Automotive, Inc. and Ford Motor Credit Company, DaimlerChrysler Services North America, LLC, Toyota Motor Credit Corporation, Bank of America, NA., Merrill Lynch Capital Corporation and JPMorgan Chase Bank, as amended by the First Amendment to Credit Agreement dated March 26, 2004, and as such agreement, in whole or in part, may have been or may be further amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing.

“Senior Indebtedness” means the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any Indebtedness of the

Company (other than as otherwise provided in this definition), whether outstanding on the Issue Date or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, “Senior Indebtedness” shall (x) include the Floor Plan Facilities, the Revolving Facility and the Mortgage Facility to the extent the Company is a party to them and (y) not include:

(i)	Indebtedness evidenced by the Outstanding Notes;

(ii)	Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company;

(iii)	Indebtedness, which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to the Company;

(iv)	Indebtedness which is represented by Redeemable Capital Stock;

(v)	any liability for foreign, federal, state, local or other taxes owed or owing by the Company to the extent such liability constitutes Indebtedness;

(vi)	Indebtedness of the Company to a Subsidiary or any other Affiliate of the Company or any of such Affiliate’s Subsidiaries;

(vii)	to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by the Company, and amounts owed by the Company for compensation to employees or services rendered to the Company;

(viii)	that portion of any Indebtedness, which at the time of issuance is issued in violation of this Indenture; and

(ix)	Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

“Senior Representative” means any agent, indenture trustee or other trustee or representative for any Senior Indebtedness of the Company.

“Significant Subsidiary” means, at any particular time, any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X promulgated under the Securities Act as in effect on the date of the Indenture.

“Smith Holders” means (i) Mr. O. Bruton Smith and his guardians, conservators, committees, or attorneys-in-fact; (ii) lineal descendants of Mr. Smith (a “Descendant”) and their respective guardians, conservators, committees or attorneys-in-fact; and (iii) each Family Controlled Entity.

“Stated Maturity” means, when used with respect to the Notes, November 30, 2015.

“Stock Price” means the price per share of the Class A Common Stock paid in connection with a Change of Control transaction pursuant to which Additional Shares are issuable as set forth in Section 1701(c) hereof, which shall be equal to (i) if Holders of the Class A Common Stock receive only cash in such Change of Control transaction, the cash amount paid per share of the Class A Common Stock and (ii) in all other cases, the average of the Last Reported Sale Prices of the Class A Common Stock on the five Trading Days prior to, but not including, the effective date of such Change of Control transaction.

“Subordinated Indebtedness” means Indebtedness of the Company subordinated in right of payment to the Notes.

“Subsidiary” means any person of which at least a majority of the outstanding Voting Stock shall at the time directly or indirectly be owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

“Termination of Trading” means the occurrence, at any time, of the Class A Common Stock (or other common stock into which the Notes are then convertible) being neither listed for trading on a U.S. national securities exchange nor quoted on the Nasdaq National Market.

“Trading Day” means a day during which (i) trading in the Class A Common Stock generally occurs, (ii) there is no Market Disruption Event and (iii) a last reported sale price for the Class A Common Stock (other than a last reported sale price as referred to in the last sentence of such definition) is provided on the New York Stock Exchange or, if our Class A Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our Class A Common Stock is then listed or, if our Class A Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our Class A Common Stock is then traded (the “Exchange”).

“Trading Price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5.0 million principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the Notes from a nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of Notes shall be deemed to be less than 103% of the product of the Last Reported Sale Price of the Class A Common Stock and the Conversion Rate.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(b) Other definitions used and defined in this Second Supplemental Indenture:

Term	Defined in Section (of this Second Supplemental Indenture)
“105% exception”	2.17
“Accepted Purchase Shares”	2.22
“Acquisition Value”	2.22
“Additional Shares”	2.22
“Adjustment Event”	2.22
“Base Indenture”	Recitals
“cash”	2.17
“Cash Amount”	2.22
“Cash Settlement Averaging Period”	2.22
“Company”	Preamble
“Consolidated”	definition of Consolidation
“control,” “controlling” and “controlled”	definition of Affiliate
“Conversion Date”	2.22
“Conversion Notice”	2.22
“Conversion Obligation”	2.22
“Conversion Rate”	2.22
“Conversion Settlement Distribution”	2.22
“Conversion Value”	2.22
“Current Dividend Rate”	2.22
“Daily VWAP”	2.22
“Descendant”	definition of Smith Holders
“Determination Date”	2.22
“effective date”	2.22
“Exchange”	definition of Trading Day
“Exchange Property”	2.22
“Event of Default”	2.9
“Ex-Date”	2.22
“Fundamental Change Repurchase Date”	2.17
“Fundamental Change Repurchase Notice”	2.17
“Fundamental Change Repurchase Price”	2.17
“herein” and “hereof”	3.5
“Indenture”	2.23
“Initial Dividend Rate”	2.22
“Initial Period” “maximum fixed repurchase price”	2.18 definition of Indebtedness
“Market Disruption Event”	2.22
“Non-Electing Share”	2.22
“Non-Payment Default”	2.18
“Note Register”	2.7
“Note Registrar” “Noteholder” “Notes”	2.7 definition of Holder Recitals
“Offer Expiration Time”	2.22
“Payment Blockage Period”	2.18
“Payment Default”	2.18
“Permitted Junior Securities”	2.18
“Prospectus Supplement”	2.15
“Public Acquirer Change of Control”	2.22
“Public Acquirer Common Stock”	2.22
“Redemption Price”	2.17
“Repurchase Date”	2.17
“Repurchase Notice”	2.17
“Repurchase Price”	2.17
“Second Supplemental Indenture”	Preamble
“Spin-Off”	2.22
“Successor Person”	2.12
“Trustee”	Preamble
“Valuation Period”	2.22

ARTICLE TWO

FORM AND TERMS OF THE NOTES

SECTION 2.1. Form of Face of Note.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 202 of the Base Indenture shall be replaced in its entirety with the following:

The form of the face of any Notes authenticated and delivered hereunder and of the Trustee’s Certificate of Authentication shall be substantially as follows:

[Legend if Note is a Global Note]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN ARTICLE TWELVE OF THE INDENTURE TO THE OBLIGATIONS (INCLUDING INTEREST) OWED BY THE COMPANY TO ALL SENIOR INDEBTEDNESS; AND EACH HOLDER HEREOF BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AS SET FORTH IN SAID ARTICLE TWELVE OF THE INDENTURE.

SONIC AUTOMOTIVE, INC.

4.25% CONVERTIBLE SENIOR SUBORDINATED NOTE DUE 2015

CUSIP NO. [            ]

No.	$

Sonic Automotive, Inc., a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of $             United States dollars, or such other principal amount (which, when taken together with the principal amounts of all other Notes then Outstanding, shall not exceed $160,000,000 less the principal amount of Notes redeemed by the Company in accordance with the Indenture) as may be set forth on the Note Register on Appendix A hereto in accordance with the Indenture, on November 30, 2015, at the office or agency of the Company referred to below.

Interest Payment Dates: May 31 and November 30 of each year, commencing May 31, 2006.

Interest Record Date: May 15 and November 15 of each year.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof or by the authenticating agent appointed as provided in the Indenture by manual signature of an authorized signer, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the manual or facsimile signature of its authorized officers.

Sonic Automotive, Inc.

By:
Name:
Title:

Attest:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 4.25% Convertible Senior Subordinated Notes due 2015, referred to in the within-mentioned Second Supplemental Indenture.

U.S. Bank National Association,
as Trustee

By:

Authorized Signer

Dated:

SECTION 2.2. Form of Reverse of Note.

Except as may be provided in a Future Supplemental Indenture applicable to the Notes, the provisions of Section 203 of the Base Indenture are amended (with respect to the Notes only) in its entirety and restated as follows:

The form of the reverse of the Notes shall be substantially as follows:

Sonic Automotive, Inc.

4.25% Convertible Senior Subordinated Note due 2015

This Note is one of a duly authorized issue of Notes of the Company designated as its 4.25% Convertible Senior Subordinated Notes due 2015 (herein called the “Notes”), limited in aggregate principal amount of up to $160,000,000, issued under and subject to the terms of an indenture, dated as of May 7, 2002, among the Company, the Guarantors (as defined in the Base Indenture), if any (to the extent party thereto), and the U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) (the “Base Indenture,” and as supplemented by a “Second Supplemental Indenture,” dated as of November 23, 2005 between the Company and the Trustee, the “Indenture”), to which Indenture and all indentures supplemental thereto relating to the Notes reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture unless otherwise indicated.

1. Interest

The Notes will initially bear interest on the principal amount thereof at a rate of 4.25% per year. Interest shall be payable semiannually in arrears on May 31 and November 30 of each year, commencing May 31, 2006, which interest rate shall be increased by 0.50% for all periods beginning after November 30, 2010.

Interest shall be payable on each Interest Payment Date to the person in whose name the Note is registered at the close of business on the preceding Interest Record Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company shall pay Interest to the Noteholder of record on the Interest Record Date even if the Company elects to redeem or Noteholders elect to require the Company to repurchase the Notes on a date that is after an Interest Record Date, but on or prior to the corresponding Interest Payment Date. In that instance, the Company shall pay accrued and unpaid Interest on the Notes being redeemed to, but not including, the Redemption Date, the Repurchase Date or the Fundamental Change Repurchase Date, as the case may be, to the Noteholder of record on the Interest Record Date.

If the principal amount of any Note, or any accrued and unpaid Interest on the Note, is not paid when due (whether upon acceleration pursuant to Section 502 of the Indenture, upon the date set for payment of the Redemption Price pursuant to the terms of this Note, upon the date set for payment of the Repurchase Price or Fundamental Change Repurchase Price pursuant to the terms of this Note, upon the Stated Maturity of the Notes or, upon the Interest Payment Dates), then in each such case the overdue amount shall, to the extent permitted by law, bear cash interest at the rate of 1% per annum, compounded semiannually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable in cash on demand, but if not so demanded shall be paid quarterly to the Holders on the last day of each quarter.

2. Method of Payment

Except as provided below, the Company shall pay Interest, on (i) the Global Note, to DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds, (ii) any certificated Note having an aggregate principal amount of $2,000,000 or less, by check mailed to the Holder of such Note and (iii) any certificated Note having an aggregate principal amount of more than $2,000,000, by wire transfer in immediately available funds if requested by the Holder of any such Note at least five business days prior to the relevant Interest Payment Date.

At Stated Maturity, the Company shall pay Interest on certificated Notes at the Company’s office or agency maintained for that purpose, which initially shall be the office of the Trustee located in the Borough of Manhattan, The City of New York.

Subject to the terms and conditions of the Indenture, the Company shall make payments in cash in respect of Redemption Prices, Repurchase Prices, Fundamental Change Repurchase Prices and at Stated Maturity to Holders who surrender Notes to a Paying Agent to collect such payments in respect of the Notes. The Company shall pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money.

3. Redemption of Notes at the Option of the Company

No sinking fund is provided for the Notes. The Notes are redeemable for cash at the option of the Company, in whole or in part, at any time or from time to time on or after November 30, 2010 upon not less than 30 nor more than 60 days’ notice by mail for a redemption price (the “Redemption Price”) equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid Interest on those Notes up to, but excluding, the Redemption Date.

If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed by lot, on a pro rata basis or by another method the Trustee considers fair and appropriate. If a portion of a Holder’s Notes is selected for partial redemption and that Holder converts a portion of his Notes, the converted portion will be deemed to be of the portion selected for redemption.

In the event of redemption of this Note in accordance with the Indenture in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Company may not redeem the Notes if it has failed to pay any Interest on the Notes when due and such failure to pay is continuing.

4. Purchase by the Company at Option of the Holder

Subject to the terms and conditions of the Indenture, the Company shall become obligated to repurchase, at the option of the Holder, all or any portion of the Notes held by such Holder on November 30, 2010 in integral multiples of $1,000 at a Repurchase Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid Interest, if any, on those Notes up to, but excluding, the Repurchase Date. To exercise such right, a Holder shall deliver to the Paying Agent a Repurchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Repurchase Date until the close of business on the Repurchase Date, and shall deliver the Notes to the Paying Agent as set forth in the Indenture.

At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to repurchase the Notes held by such Holder after the occurrence of a Fundamental Change for a Fundamental Change Repurchase Price as described in the Indenture.

Holders have the right to withdraw any Repurchase Notice or Fundamental Change Repurchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

If cash sufficient to pay the Repurchase Price or Fundamental Change Repurchase Price, as the case may be, of all Notes or portions thereof to be purchased as of the Repurchase Date or the Fundamental Change Repurchase Date, as the case may be, is deposited with the Paying Agent, Interest shall cease to accrue on such Notes (or portions thereof) on and following such Repurchase Date or Fundamental Change Repurchase Date, and the Holder thereof shall have no other rights as such other than the right to receive the Repurchase Price or Fundamental Change Repurchase Price upon surrender of such Note.

5. Conversion

Subject to the occurrence of certain events and in compliance with the provisions of the Indenture (including, without limitation, the conditions to conversion of this Indenture set forth in Section 1701 thereof) or at any time after October 31, 2010, a Holder is entitled, at such Holder’s option, to convert the Holder’s Note (or any portion of the principal amount thereof that is $1,000 or an integral multiple of $1,000), into cash or a combination of cash and fully paid and nonassessable shares of Class A Common Stock, if any, at the Conversion Rate in effect at the time of conversion in accordance with the terms of the Indenture.

The Company shall notify Holders of any event triggering the right to convert the Notes if required in the Indenture.

A Note in respect of which a Holder has delivered a Repurchase Notice or Fundamental Change Repurchase Notice, as the case may be, exercising the option of such Holder to require the Company to purchase such Note, may be converted only if such Repurchase Notice or Fundamental Change Repurchase Notice, as the case may be, is withdrawn in accordance with the terms of the Indenture.

The initial Conversion Rate is 41.4185 shares of Class A Common Stock per $1,000 principal amount, subject to adjustment in certain events described in the Indenture. The Conversion Rate shall not be adjusted for any accrued and unpaid Interest.

In addition, following certain corporate transactions as set forth in Section 1701(b) of the Indenture that are effective prior to November 30, 2010, and 10% or more of the consideration for the Class A Common Stock in the corporate transaction consists of consideration other than common stock traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, a Holder who elects to convert its Notes in connection with such corporate transaction shall be entitled to receive Additional Shares of Class A Common Stock upon conversion. Notwithstanding the previous sentence, in the case of a Public Acquirer Change of Control, the Company may, in lieu of increasing the Conversion Rate by Additional Shares, elect to adjust the Conversion Rate and Conversion Obligation such that from and after the effective date of such Public Acquirer Change of Control, Holders of the Notes shall be entitled to convert their Notes into a number of shares of Public Acquirer Common Stock, as determined pursuant to Section 1701(d) of the Indenture.

To surrender a Note for conversion, a Holder must (1) complete and manually sign the Conversion Notice attached hereto (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Note to the Conversion Agent if required, (3) furnish appropriate endorsements and transfer documents, (4) if required by Section 1702(g) of the Indenture, pay Interest and (5) pay any transfer or similar tax, if required.

No fractional shares of Class A Common Stock shall be issued upon conversion of any Note. Instead of any fractional share of Class A Common Stock that would otherwise be issued upon conversion of such Note, the Company shall pay cash in lieu of a fractional share as provided in the Indenture.

In the event that the Company (i) is a party to a consolidation, merger or combination, (ii) reclassifies the Class A Common Stock or (iii) sells or conveys all or substantially all of its property or assets to any Person, and as a result of any such event the Holders of Class A Common Stock would be entitled to receive Exchange Property for their Class A Common Stock, upon conversion of the Notes after the effective date of such event, the Conversion Obligation and the Conversion Settlement Distribution shall be based on the applicable Conversion Rate and the Exchange Property, in each case in accordance with the Indenture.

6. Subordination

To the extent provided in the Indenture, the Notes are subordinated to Senior Indebtedness, as defined in the Indenture, of the Company. The Company agrees, and each Noteholder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

7. Paying Agent, Conversion Agent and Registrar

Initially, the Trustee shall act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Registrar.

8. Form, Exchange and Transfer

The Notes are in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or any Notes in respect of which a Repurchase Notice or Fundamental Change Repurchase Notice has been given and not withdrawn (except, in the case of a Note to be purchased in part, the portion of the Note not to be purchased).

9. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of this Note for all purposes.

10. Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) certain Events of Defaults may be waived with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. The Company and the Trustee may also amend the Indenture or the Notes without the consent of any Noteholder for certain items specified in the Indenture.

Certificated Notes shall be transferred to all beneficial holders in exchange for their beneficial interests in the Global Note, if any, if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary or if it ceases to be a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days, (y) the Company decides to discontinue use of the system of book-entry transfer through the Depositary (or any successor depositary) or (z) there shall have occurred and be continuing an Event of Default and the Note Registrar has received a request from the Depositary. Upon any such issuance, the Trustee is required to register such certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof).

Notes in certificated form are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of a differing authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

11. Defaults and Remedies

If any Event of Default with respect to the Notes shall occur and be continuing, the principal amount of the Notes and any accrued and unpaid Interest, on all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

12. Trustee Dealings with the Company

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of the Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

13. Calculations in Respect of Notes

The Company or its agents shall be responsible for making all calculations called for under the Notes including, but not limited to, determinations of the market prices for the Notes and of the Class A Common Stock and the amounts of Interest accrued on the Notes. The Company shall make all calculations in good faith and using commercially reasonable standards, and absent manifest error, such calculations will be final and binding on Holders of the Notes. The Company or its agents shall be required to deliver to the Trustee and the Conversion Agent a schedule of its calculations and each of the Trustee and the Conversion Agent shall be entitled to conclusively rely upon the accuracy of such calculations without independent verification. The Trustee will forward such calculations to any Holder upon the request of such Holder.

14. No Recourse Against Others

A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15. Authentication

This Note shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Note.

16. Copy of Indenture

The Company shall furnish to any Noteholder upon written request and without charge a copy of the Indenture, which has in it the text of this Note in larger type. Requests may be made to:

Sonic Automotive, Inc.

6415 Idlewild Road, Suite 109

Charlotte, North Carolina 28212

Attn: General Counsel

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS NOTE.

CONVERSION NOTICE

To convert this Note into Class A Common Stock of the Company, check the box:

[            ]

To convert only part of this Note, state the principal amount to be converted (which must be $1,000 or an integral multiple of $1,000):

$

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax ID no.)

(Print or type other person’s name, address and zip code)

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

SECTION 2.3. Applicability of Provisions Regarding Form of Subsidiary Guarantee.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 204 of the Base Indenture shall not apply.

SECTION 2.4. Applicability of Provisions Regarding Form of Legend for Global Securities.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 205 of the Base Indenture, shall not apply.

SECTION 2.5. Applicability of Provisions Regarding Form of Trustee’s Certificate of Authentication.

Except as may be provided by a Future Supplemental Indenture, for the sole benefit of the Holders of the Notes, Section 206 of the Base Indenture, shall not apply to the Notes.

SECTION 2.6. Execution, Authentication, Delivery and Discharge.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 303 of the Base Indenture shall be replaced in its entirety with the following:

Section 303. Execution, Authentication, Delivery and Discharge.

The Notes shall be executed on behalf of the Company by one of its Chairman of the Board, its President, its Chief Executive Officer, its Chief Financial Officer or one of its Vice Presidents attested by its Secretary or one of its Assistant Secretaries. The signatures of any of these officers on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee (with or without Guarantees, if applicable, endorsed thereon) for authentication, together with a Company Order for the authentication and delivery of such Notes; and the Trustee in accordance with such Company Order shall authenticate and make available for delivery such Notes as provided in this Indenture and not otherwise.

Each Note shall be dated the date of its authentication.

No Note endorsed thereon shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual signature of an authorized officer, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.

In case the Company, pursuant to Article Eight, shall, in a single transaction or through a series of related transactions, be consolidated or merged with or into any other Person or shall sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, and the successor Person resulting from such consolidation or surviving such merger, or into which the Company shall have been merged, or the successor Person which shall have participated in the sale, assignment, conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article Eight, any of the Notes authenticated or delivered prior to such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Request of the successor Person, shall authenticate and deliver Notes as specified in such request for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 303 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes on behalf of the Trustee. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Note Registrar or Paying Agent to deal with the Company and its Affiliates.

If an officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates such Note such Note shall be valid nevertheless.

SECTION 2.7. Registration, Registration of Transfer and Exchange.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 305 of the Base Indenture shall be replaced in its entirety with the following:

Section 305. Registration, Registration of Transfer and Exchange.

The Company shall cause the Trustee to keep, so long as it is the Note Registrar, at the Corporate Trust Office of the Trustee, or such other office as the Trustee may designate, a register (the register maintained in such office or in any other office or agency designated pursuant to Section 1002 being herein sometimes referred to as the “Note Register”) in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Trustee shall initially be the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Company may change the Note Registrar or appoint one or more co-Note Registrars without notice.

Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 1002, the Company shall execute, and the Trustee shall (in accordance with a Company Order for the authentication of such Notes) authenticate and make available for delivery, in the name of the designated transferee or transferees, one or more new Notes of the same series of any authorized denomination or denominations, of a like aggregate principal amount.

Furthermore, any Holder of the Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in a Note shall be required to be reflected in a book entry.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations, of a like tenor and aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall (in accordance with a Company Order for the authentication of such Notes) authenticate and make available for delivery, Notes of the same series, which the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same Indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer, or for exchange, purchase by the Company, conversion or redemption, shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made to a Holder for any registration of transfer, exchange or redemption of Notes, except for any tax or other governmental charge that may be imposed in connection therewith, other than exchanges pursuant to Sections 303, 304, 305, 306, 906, 1110 or 1113 not involving any transfer.

The Company shall not be required to make, and the Note Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes in respect of which a Repurchase Notice or Fundamental Change Repurchase Notice has been given and not withdrawn by the Holder thereof in accordance with the terms of this Indenture (except, in the case of Notes to be purchased in part, the portion thereof not to be purchased) or any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Certificated Notes shall be transferred to all beneficial holders in exchange for their beneficial interests in the Global Note, if any, if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary or if it ceases to be a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days, (y) the Company decides to discontinue use of the system of book-entry transfer through the Depositary (or any successor depositary) or (z) there shall have occurred and be continuing an Event of Default and the Note Registrar has received a request from the Depositary. Upon any such issuance, the Trustee is required to register such certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof).

No Note Registrar shall be required to make registrations of transfer or exchange of Notes during any periods designated in the text of the Notes or in this Indenture as periods during which such registration of transfers and exchanges need not be made.

Every Note shall be subject to the restrictions set forth in this Section 305, and the Holder of each Note, by such Holder’s acceptance thereof (or interest therein), agrees to be bound by such restrictions on transfer.

Except as provided in the preceding paragraph, any Note authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, any Global Note, whether pursuant to this Section 305, Section 304, 308, 906, 1110 or 1113 or otherwise, shall also be a Global Note and bear the legend specified in Section 202.

SECTION 2.8. Satisfaction and Discharge.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Article Four of the Base Indenture shall be replaced in its entirety with the following:

ARTICLE FOUR

SATISFACTION AND DISCHARGE

Section 401. Satisfaction and Discharge of Indenture.

When (i) the Company delivers to the Trustee all Notes then Outstanding (other than Notes replaced pursuant to Section 306) for cancellation or (ii) all Notes then Outstanding have become due and payable and the Company irrevocably deposits with the Trustee, the Paying Agent (if the Paying Agent is not the Company or any of its Affiliates) or the Conversion Agent cash or, if expressly permitted by the terms of the Notes or the Indenture, Class A Common Stock sufficient to pay all amounts due and owing on all Notes then Outstanding (other than Notes replaced pursuant to Section 306), and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 607, cease to be of further effect. The Trustee shall join in the execution of a document prepared by the Company acknowledging satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers’ Certificate and Opinion of Counsel and at the cost and expense of the Company.

Section 402. Repayment to the Company.

The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person and the Trustee and the Paying Agent shall have no further liability to the Holders with respect to such money or securities for that period commencing after the return thereof.

SECTION 2.9. Events of Default.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Article Five of the Base Indenture shall be replaced in its entirety with the following:

ARTICLE FIVE

REMEDIES

Section 501. Events of Default.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days (whether or not prohibited by the subordination provisions of this Indenture);

(b) there shall be a default in the payment of the principal of (or premium, if any) on any Note at its Maturity (upon acceleration, conversion, optional or mandatory redemption, if any, required repurchase or otherwise, whether or not prohibited by the subordination provisions of this Indenture);

(c) there shall be a default in the Company’s obligation to exchange the Notes for cash or a combination of cash and common stock, as applicable, upon exercise of a Holder’s conversion right and such default continues for a period of ten calendar days;

(d) (i) there shall be a default in the performance, or breach, of any other covenant or agreement of the Company under this Indenture (other than a default in the performance, or breach, of a covenant or agreement, which is specifically dealt with in clause

(a), (b) or in clause (ii), (iii) or (iv) of this clause (d)) and such default or breach shall continue for a period of 60 days after written notice has been given by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding; (ii) there shall be a default in the performance or breach of the provisions of Article Eight; (iii) the Company shall have failed to repurchase any Notes required to be repurchased upon a Fundamental Change in accordance with the provisions of Section 1110; (iv) the Company shall have failed to provide notice of the occurrence of a Fundamental Change as required by Section 1109; or (v) there shall have been a default by the Company in the performance of its obligations, including delivery of the settlement amount upon conversion of the Notes under Article Seventeen hereof;

(e) one or more defaults, individually or in the aggregate, shall have occurred under any of the agreements, indentures or instruments under which the Company or any of its Subsidiaries then has outstanding Indebtedness in excess of $35 million in principal amount, individually or in the aggregate, and either (i) such default results from the failure to pay such Indebtedness at its stated final maturity or (ii) such default or defaults resulted in the acceleration of the maturity of such Indebtedness, unless such failure is cured or waived or such acceleration is rescinded, stayed or annulled within 30 days after written notice to the Company from the Trustee or to the Company and the Trustee from the Holders of at least 25% in principal amount of the Outstanding Notes has been received by the Company;

(f) one or more final judgments, orders or decrees (not subject to appeal) of any court or regulatory or administrative agency for the payment of money in excess of $35 million, either individually or in the aggregate (exclusive of any portion of any such payment covered by insurance, if and to the extent the insurer has acknowledged in writing its liability therefor), shall be rendered against the Company or any of its Significant Subsidiaries or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(g) any holder or holders of at least $35 million in aggregate principal amount of Indebtedness of the Company or any Subsidiary of the Company after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Subsidiary of the Company that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of setoff), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company or any of its Subsidiaries (including funds on deposit or held pursuant to lockbox and other similar arrangements), unless such default is cured, rescinded or waived within 10 days after written notice to the Company from the Trustee or the Holders of at least 25% in principal amount of the then Outstanding Notes has been received by the Company, and which default (a) results from the failure to pay such Indebtedness at its stated final Maturity or (b) resulted in the acceleration of the Maturity of such Indebtedness;

(h) there shall have been the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law or (ii) a decree or order

(1) adjudging the Company or any of its Significant Subsidiaries bankrupt or insolvent; (2) seeking reorganization, arrangement, adjustment of or composition of or in respect of the Company or any of its Significant Subsidiaries under any applicable federal or state law; (3) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any of its Significant Subsidiaries or of any substantial part of their respective properties; or (4) ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(i) (i) the Company or any of its Significant Subsidiaries commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (ii) the Company or any of its Significant Subsidiaries consents to the entry of a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (iii) the Company or any of its Significant Subsidiaries files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (iv) the Company or any of its Significant Subsidiaries (1) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Significant Subsidiary or of any substantial part of their respective properties, (2) makes an assignment for the benefit of creditors or (3) admits in writing its inability to pay its debts generally as they become due or (v) the Company or any of its Significant Subsidiaries takes any corporate action in furtherance of any such actions delineated in this paragraph (i).

Section 502. Acceleration of Maturity; Rescission and Annulment.

If an Event of Default (other than an Event of Default specified in Sections 501(h) and (i)) shall occur and be continuing with respect to this Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes). Upon any such declaration, such principal, premium, if any, and accrued and unpaid interest shall become due and payable immediately. If an Event of Default specified in clause (h) or (i) of Section 501 occurs and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any Holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of the Notes by appropriate judicial proceedings.

After a declaration of acceleration with respect to the Notes, but before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in aggregate principal amount of the Notes then Outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(a) the Company has paid or deposited with the Trustee a sum sufficient to pay

(i)	all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,

(ii)	all overdue interest on all the Notes then Outstanding,

(iii)	the principal of and premium, if any, on any Notes then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and

(iv)	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes;

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the Notes, which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

Section 503. Collection of Indebtedness and Suits for Enforcement by Trustee.

The Company covenants that if:

(a) default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b) default is made in the payment of the principal of, or premium, if any, on any Note at the Stated Maturity thereof or otherwise,

the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal and premium, if any, and interest, with interest upon the overdue principal and premium, if any, and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest, at the rate borne by the Notes; and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders under this Indenture by such appropriate private or judicial proceedings as the Trustee shall deem most effectual to protect and enforce such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein or therein, or to enforce any other proper remedy, subject however to Section 512. No recovery of any such judgment upon any property of the Company shall affect or impair any rights, powers or remedies of the Trustee or the Holders.

Section 504. Trustee May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a) to file and prove a claim for the whole amount of principal of, premium, if any, and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 607.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 505. Trustee May Enforce Claims without Possession of Notes.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 506. Application of Money Collected.

Any money collected by the Trustee pursuant to this Article or otherwise on behalf of the Holders or the Trustee pursuant to this Article or through any proceeding or any arrangement or restructuring in anticipation or in lieu of any proceeding contemplated by this Article shall be applied, subject to applicable law, in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal, premium, if any, or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due the Trustee under Section 607;

SECOND: Subject to Article Twelve, the payment of the amounts then due and unpaid upon the Notes for principal, premium, if any, and interest, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest; and

THIRD: The balance, if any, to the Person or Persons entitled thereto, including the Company; provided that all sums due and owing to the Holders and the Trustee have been paid in full as required by this Indenture.

Section 507. Limitation on Suits.

No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Notes or this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

(a) the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(b) such Holder or Holders have offered to the Trustee a reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(c) the Trustee for 15 days after its receipt of such notice, request and offer (and if requested, provision) of indemnity has failed to institute any such proceeding; and

(d) no direction inconsistent with such written request has been given to the Trustee during such 15-day period by the Holders of a majority in principal amount of the Notes then Outstanding;

it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture or any Note to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture or any Note, except in the manner provided in this Indenture and for the equal and ratable benefit of all the Holders.

Section 508. Unconditional Right of Holders to Receive Principal, Premium and Interest.

Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right based on the terms stated herein, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and (subject to Section 307) interest on such Note on the respective Stated Maturities expressed in such Note (or, in the case of redemption or repurchase, on the Redemption Date or the repurchase date) and to institute suit for the enforcement of any such payment on or after the due date of such payment, and such rights shall not be impaired without the consent of such Holder.

Section 509. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, any other obligor on the Notes, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 510. Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 511. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 512. Control by Holders.

The Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee; provided that:

(a) such direction shall not be in conflict with any rule of law or with this Indenture (including, without limitation, Section 507), expose the Trustee to personal liability, or be unduly prejudicial to Holders not joining therein; and

(b) subject to the provisions of Section 315 of the Trust Indenture Act, the Trustee may take any other action deemed proper by the Trustee, which is not inconsistent with such direction.

Section 513. Waiver of Past Defaults.

Subject to Sections 508 and 902 hereof, the Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding, by notice to the Trustee (and without notice to any other Noteholder), may waive any existing or past Default and its consequences except (1) an Event of Default described in clauses (a), (b) and (c) of Section 501 or (2) an Event of Default in respect of a provision that under Section 902 cannot be amended without the consent of each Noteholder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 514. Undertaking for Costs.

All parties to this Indenture agree, and each Holder of any Note by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant, but the provisions of this Section 514 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes then Outstanding, or to any suit instituted by any Holder for the enforcement of the payment of the principal of, premium, if any, or interest on, any Note on or after the respective Stated Maturities expressed in such Note (or, in the case of redemption, on or after the Redemption Date).

Section 515. Waiver of Stay, Extension or Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Notes contemplated herein or in the Notes or which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 516. Remedies Subject to Applicable Law.

All rights, remedies and powers provided by this Article Five may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law in the premises, and all the provisions of this Indenture are intended to be subject to all applicable mandatory provisions of law, which may be controlling in the premises and to be limited to the extent necessary so that they will not render this Indenture invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law.

SECTION 2.10. Notice of Default and Merger, Conversion, Consolidation or Succession to Business.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 602 of the Base Indenture shall be amended by replacing the number “30” with the number “90”, and Section 612 of the Base Indenture shall be amended by replacing the word “night” where it appears in the second paragraph of such section with the word “right.”

SECTION 2.11. Applicability of Provisions Regarding Appointment of Authenticating Agent.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Section 614 of the Base Indenture shall not apply to the Notes.

SECTION 2.12. Consolidation, Merger, Sale or Conveyance.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Article Eight of the Base Indenture shall be replaced in its entirety with the following:

ARTICLE EIGHT

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 801. Company May Consolidate, etc., Only on Certain Terms.

The Company shall not consolidate with or merge with or into any other Person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to another Person, unless:

(a)	the resulting, surviving or transferee person (the “Successor Company”) and, if any resulting Conversion Obligation relates to Public Acquirer Common Stock that is not issued by such

Successor Person, such public acquirer, will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) and the public acquirer, as applicable, will expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all obligations of the Company under the Notes and this Indenture;

(b)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(c)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, or transfer and such supplemental indenture (if any), comply with this Article Eight.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of the properties and assets of one or more Subsidiaries (other than to the Company or another Subsidiary), which, if such assets and the assets of each other Subsidiary of the Company were owned by the Company, would constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Section 802. Successor Substituted.

Upon any consolidation or merger, or any assignment, conveyance, transfer, sale, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with Section 801, the successor Person formed by such consolidation or into which the Company is merged or the successor Person to which such assignment, conveyance, transfer, sale, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and/or the Notes, as the case may be, with the same effect as if such successor had been named as the Company herein and/or in the Notes, as the case may be, and the Company shall be discharged from all obligations and covenants under this Indenture and the Notes; provided that in the case of a transfer by lease or a sale of substantially all of the assets of the Company that results in the sale, assignment, conveyance, transfer or other disposition of assets constituting or accounting for less than 95% of the Consolidated assets, consolidated revenues or Consolidated Net Income (Loss) of the Company, the Company or other appropriate predecessor, if any, shall not be released from the payment of principal and interest on the Notes.

SECTION 2.13. Supplemental Indentures.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Article Nine of the Base Indenture shall be replaced in its entirety with the following:

ARTICLE NINE

SUPPLEMENTAL INDENTURES

Section 901. Supplemental Indentures and Agreements without Consent of Holders.

Without the consent of any Holders, the Company and any other obligor under the Notes when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto or agreements or other instruments with respect to this Indenture or the Notes in form and substance satisfactory to the Trustee, for any of the following purposes:

(a) add guarantees with respect to the Notes or to secure the Notes;

(b) remove any guarantee added to the Notes pursuant to clause (a) above, unless such guarantee is required pursuant to Section 801(a);

(c) provide for the assumption by a successor Person of the Company’s obligations to the Holders of Notes in the case of a merger, consolidation, conveyance, transfer, sale, lease or other disposition pursuant to Article Nine hereof;

(d) surrender any right or power herein conferred upon the Company;

(e) add to the covenants or Events of Default of the Company for the benefit of the Holders of Notes;

(f) cure any ambiguity or to correct or supplement any provision herein, which may be inconsistent with any other provision herein or, which is otherwise defective;

(g) comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture or any supplemental indenture related to the Notes under the Trust Indenture Act;

(h) establish the form of Notes if issued in definitive form (substantially in the form of Article Two);

(i) evidence and provide for the acceptance of the appointment under this Indenture of a successor Trustee in accordance with the terms of this Indenture;

(j) provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that uncertificated Notes may only be issued in registered form for purposes of Section 163(f) of the Code or in a manner such that uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(k) to conform, as necessary, this Indenture and the Notes to the “Description of Notes” as set forth in the prospectus supplement of the Company dated November 18, 2005 relating to the offering of the Notes (“Prospectus Supplement”);

(l) provide for conversion rights of Holders of Notes if any reclassification or change of the Class A Common Stock or any consolidation, merger, sale, lease or other disposition of all or substantially all of the Company’s assets occurs;

(m) change the Conversion Rate in accordance with this Indenture; provided, however, that any increase in the Conversion Rate other than pursuant to Article Seventeen shall not adversely affect the interests of the Holders of securities (after taking into account U.S. federal income tax and other consequences of such increase); or

(n) add or modify any other provisions herein with respect to matters or questions arising hereunder, which the Company and the Trustee may deem necessary or desirable and, which in the good faith opinion of the Board of Directors of the Company (as evidenced by a Board Resolution) and the Trustee, which change individually or in the aggregate with all other such changes, shall not adversely affect the interests of the Holders of Notes in any material respect.

Section 902. Supplemental Indentures and Agreements with Consent of Holders.

Except as provided below in this Section 902 and in Section 901, this Indenture or the Notes may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this Indenture or the Notes may be waived, in each case with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding.

Without the written consent or the affirmative vote of each Holder of Notes affected thereby, an amendment, supplement or waiver under this Section 902 may not:

(a) reduce the principal amount of or change the Stated Maturity of any Note, or the payment date of any installment of Interest payable on any Note;

(b) reduce or alter the manner of calculation or rate of accrual of Interest or extend the time for payment of Interest on any such amount of any Note;

(c) reduce the Redemption Price, Repurchase Price or Fundamental Change Repurchase Price of, any Note or change the time at which or circumstances under which the Notes may or shall be redeemed or repurchased;

(d) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to, or conversion of, any Note;

(e) change the currency of payment of such Notes or Interest, Redemption Price, Fundamental Change Repurchase Price or Repurchase Price thereon;

(f) adversely affect the right of the Holders of the Notes to convert any Note as provided in Article Seventeen or reduce the number of shares of common stock or any other property receivable upon conversion as provided in Article Seventeen, except as otherwise permitted pursuant to Article Eight or Article Seventeen hereof;

(g) modify the redemption provisions of Article Eleven in a manner adverse to the Holders of the Notes;

(h) reduce the percentage of the aggregate principal amount of the outstanding Notes the consent of whose Holders is required for a quorum, if any such supplemental indenture entered into in accordance with this Section 902 or the consent of whose Holders is required for any waiver provided for in this Indenture;

(i) change the Company’s obligation to maintain an office or agency in the places and for the purposes specified in this Indenture; or

(j) modify any of the provisions of this Section 902, or reduce the percentage of the aggregate principal amount of outstanding Notes required to amend, modify or supplement the Indenture or the Notes or waive an Event of Default, except to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

Upon the written request of the Company, accompanied by a copy of Board Resolutions authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid, the Trustee shall join with the Company in the execution of such supplemental indenture.

A Future Supplemental Indenture which changes or eliminates any covenant or other provision of the Base Indenture which has been expressly included solely for the benefit of one or more particular series of Securities (other than the Notes) under the Indenture, or which modifies the rights of the holders of Securities (other than the Notes) with respect to such covenant or provision shall be deemed not to affect the rights of the Noteholders.

Upon a Company Request accompanied by a copy of a Board Resolution authorizing the execution of any such Future Supplemental Indenture, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid, the Trustee shall join with the Company in the execution of such Future Supplemental Indenture.

It shall not be necessary for the consent of the Holders under this Section 902 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

Section 903. Execution of Supplemental Indentures and Agreements.

In executing, or accepting the additional trusts created by, any supplemental indenture, agreement, instrument or waiver permitted by this Article Nine or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Trust Indenture Act Sections 315(a) through 315(d) and Section 603(a) hereof) shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate stating that the execution of such supplemental indenture, agreement or instrument (a) is authorized or permitted by this Indenture and (b) does not violate the provisions of any agreement or instrument evidencing any other Indebtedness of the Company or any Subsidiary of the Company. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture, agreement or instrument, which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Section 904. Effect of Supplemental Indentures.

Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 905. Conformity with Trust Indenture Act.

Every supplemental indenture executed pursuant to this Article Nine shall conform to the requirements of the Trust Indenture Act as then in effect.

Section 906. Reference in Notes to Supplemental Indentures.

Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article Nine may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Notes then Outstanding.

Section 907. Notice of Supplemental Indentures.

Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of Section 902, the Company shall give notice thereof to the Holders of each Note then Outstanding affected, in the manner provided for in Section 106, setting forth in general terms the substance of such supplemental indenture. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Section 908. Effect of Indenture.

To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Indenture and the terms of the Base Indenture, the terms of this Indenture shall control.

SECTION 2.14. Application of Certain Sections of the Base Indenture Regarding Covenants of the Company.

The provisions of Section 1006, 1007, 1008 and 1009 of the Base Indenture shall not apply to the Notes or the Holders.

SECTION 2.15. Provision of Financial Statements.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, new Sections 1010 and 1011 shall be added to the Indenture as follows:

Section 1010. Provision of Financial Statements.

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, if the Company makes filings under the Exchange Act with the Commission of annual reports, quarterly reports and other documents, the Company shall within 15 days of each filing, file with the Trustee copies of the annual reports, quarterly reports and other documents, which the Company filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections.

Section 1011. Waiver of Certain Covenants.

The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 1004, 1010 and 1012, if, before or after the time for such compliance, the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding shall, by Act of such Holders, waive such compliance in such instance with such covenant or provision, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

SECTION 2.16. Statement by Officers as to Default

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes, a new Section 1012 shall be added to the Indenture as follows:

Section 1012. Statement by Officers as to Default.

(a) The Company will deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year of the Company ending after the date hereof, and 60 days after the end of each fiscal quarter ending after the date hereof, a written statement signed by two executive officers of the Company one of whom shall be the principal executive officer, principal financial officer or principal accounting officer of the Company, as to compliance herewith, including whether or not, after a review of the activities of the Company during such year and of the Company’s performance under this Indenture, to the best knowledge, based on such review, of the signers thereof, the Company has fulfilled all of its respective obligations and is in compliance with all conditions and covenants under this Indenture throughout such year and, if there has been a Default specifying each Default and the nature and status thereof and any actions being taken by the Company with respect thereto.

(b) When any Default or Event of Default has occurred and is continuing, or if the Trustee or any Holder or the trustee for or the holder of any other evidence of Indebtedness of the Company gives any notice or takes any other action with respect to a claimed default, the

Company shall deliver to the Trustee by registered or certified mail or facsimile transmission followed by an originally executed copy of an Officers’ Certificate specifying such Default, Event of Default, notice or other action, the status thereof and what actions the Company is taking or proposes to take with respect thereto, within five Business Days after the occurrence of such Default or Event of Default.

SECTION 2.17. Redemption and Repurchases of Notes.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Article Eleven of the Base Indenture shall be replaced in its entirety with the following:

ARTICLE ELEVEN

REDEMPTION AND REPURCHASES

Section 1101. Company’s Right of Redemption.

Prior to November 30, 2010, the Notes shall not be redeemable at the Company’s option. On or after November 30, 2010, the Company, at its option, may redeem the Notes for U.S. legal tender (“cash”) at any time, in whole or in part, at a redemption price (the “Redemption Price”) equal to 100% of the principal amount of the Notes redeemed, plus any accrued and unpaid Interest on the Notes redeemed up to, but not including, the Redemption Date, provided, that if the Redemption Date is on a date that is after an Interest Record Date and on or prior to the corresponding Interest Payment Date, the Redemption Price shall be 100% of the principal amount of the Notes redeemed, but shall not include accrued and unpaid Interest. Instead, the Company shall pay such accrued but unpaid Interest on the Interest Payment Date to the Holder of record on the corresponding Interest Record Date. Notwithstanding the foregoing, the Company may not redeem the Notes if it has failed to pay any Interest on the Notes when due and such failure is continuing.

Section 1102. Applicability of Article.

Redemption of Notes at the election of the Company or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article Eleven.

Section 1103. Election to Redeem; Notice to Trustee.

If the Company elects to redeem Notes pursuant to this Section 1103, it shall notify the Trustee in writing of such election together with the Redemption Date, the Conversion Rate, the principal amount of Notes to be redeemed and the Redemption Price.

The Company shall give the notice to the Trustee provided for in this Section 1103 by a Company Order and an Officers’ Certificate, at least 30 days, but not more than 60 days before the Redemption Date (unless a shorter notice shall be satisfactory to the Trustee).

Section 1104. Selection by Trustee of Notes to Be Redeemed.

If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed by lot, on a pro rata basis or by another method the Trustee considers fair and appropriate (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Notes are then traded or quoted). The Trustee may select for redemption portions of the principal amount of Notes that have denominations larger than $1,000.

Notes and portions of Notes that the Trustee selects shall be in principal amounts of $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of the Notes selected to be redeemed and, in the case of any Notes selected for partial redemption, the method it has chosen for the selection of the Note.

Following a notice of redemption, Notes and portions of Notes are convertible, pursuant to Section 1701(a)(2), by the Holder until the close of business on the second Business Day prior to the Redemption Date. If any Note selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Note so selected, the converted portion of such Note shall be deemed (so far as may be) to be from the portion selected for redemption. Notes that have been converted during a selection of Notes to be redeemed may be treated by the Trustee as outstanding for the purpose of such selection.

Section 1105. Notice of Redemption.

At least 30 days, but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption (substantially in the form of Exhibit A) by first-class mail, postage prepaid, to each Holder of Notes to be redeemed.

The notice shall identify the Notes to be redeemed and shall state (along with any other information the Company wishes to include):

(i)	the Redemption Date;

(ii)	the Redemption Price;

(iii)	the Conversion Rate;

(iv)	the name and address of the Paying Agent and Conversion Agent;

(v)	that Notes may be converted at any time before the close of business on the second Business Day prior to the Redemption Date;

(vi)	that Notes called for redemption and not converted shall be redeemed on the Redemption Date;

(vii)	that Holders who want to convert their Notes must satisfy the requirements set forth in the Notes;

(viii)	that Notes called for redemption must be surrendered to the Paying Agent (by effecting book-entry transfer of the Notes or delivering certificated Notes, together with necessary endorsements, as the case may be) to collect the Redemption Price;

(ix)	if fewer than all of the outstanding Notes are to be redeemed, the certificate numbers, if any, and principal amounts of the particular Notes to be redeemed;

(x)	that, unless the Company defaults in making payment of such Redemption Price and Interest, the Notes called for redemption shall cease to accrue Interest from and after the Redemption Date; and

(xi)	the “CUSIP,” “ISIN” or other similar number(s), as the case may be, of the Notes being redeemed.

At the Company’s election, notice of redemption of Notes to be redeemed shall be given by the Company or, at the Company’s written request, by the Trustee in the Company’s name and at the Company’s expense; provided that the Company makes such request at least seven Business Days (or such shorter period as may be satisfactory to the Trustee) prior to the date by which such notice of redemption must be given to Holders in accordance with this Section 1105.

Section 1106. Deposit of Redemption Price.

Prior to 10:00 a.m. (New York City time), on the Redemption Date, the Company shall deposit with the Paying Agent (or if the Company or a Subsidiary or an Affiliate of either of them is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption, which on or prior thereto have been delivered by the Company to the Trustee for cancellation or have been converted. The Paying Agent shall promptly mail or deliver to Holders of Notes so redeemed payment in an amount equal to the Redemption Price of the Notes purchased from each such Holder. The Paying Agent shall promptly return to the Company any money not required for that purpose because of conversion of Notes pursuant to Article Seventeen. If such money is then held by the Company or a Subsidiary or an Affiliate of either in trust and is not required for such purpose it shall be discharged from such trust.

Section 1107. Effect of Notice of Redemption.

Once notice of redemption is given, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in the notice except for Notes that are converted in accordance with the terms of this Indenture. Upon surrender to the Paying Agent, such Notes shall be paid at the Redemption Price stated in the notice and from and after the Redemption Date (unless the Company shall default in the payment of the Redemption Price) such Notes shall cease to bear Interest and the rights of the Holders therein shall terminate (other than the right to receive the Redemption Price).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal and premium, if any, shall, until paid, bear interest from the Redemption Date at the rate borne by such Note.

Section 1108. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall, without charge, authenticate and deliver to the Holder a new Note in an authorized denomination equal in principal amount to the unredeemed portion of the Note surrendered.

Section 1109. Repurchase of Notes by the Company at Option of the Holder.

(a) On November 30, 2010 (the “Repurchase Date”), each Holder shall have the option to require the Company to repurchase Notes for which that Holder has properly delivered and not withdrawn a written Repurchase Notice (as described below) at a repurchase price in cash equal to 100% of the principal amount of those Notes on those Notes, plus accrued and unpaid Interest, if any to, but not including, such Repurchase Date (the “Repurchase Price”); provided that if the Repurchase Date is on a date that is after an Interest Record Date and on or prior to the corresponding Interest Payment Date, the Repurchase Price shall be 100% of the principal amount of the Notes repurchased but shall not include accrued and unpaid Interest. Instead, the Company shall pay such accrued and unpaid Interest, on the Interest Payment Date, to the Holder of Record on the corresponding Interest Record Date. Not later than 20 Business Days prior to any Repurchase Date, the Company shall mail a Company Notice (substantially in the form of Exhibit B) by first class mail to the Trustee and to each Holder (and to beneficial owners if required by applicable law). The Company Notice shall include a form of Repurchase Notice to be completed by a Holder and shall state:

(i)	the Repurchase Price and the Conversion Rate;

(ii)	the name and address of the Paying Agent and the Conversion Agent;

(iii)	that Notes as to which a Repurchase Notice has been given may be converted if they are otherwise convertible only in accordance with Article Seventeen hereof and the terms of the Notes if the applicable Repurchase Notice has been withdrawn in accordance with the terms of this Indenture;

(iv)	that Notes must be surrendered to the Paying Agent (by effecting book-entry transfer of the Notes or delivering certificated Notes, together with necessary endorsements, as the case may be) to collect payment;

(v)	that the Repurchase Price for any Note as to which a Repurchase Notice has been given and not withdrawn shall be paid promptly following the later of the Business Day immediately following the Repurchase Date and the time of surrender of such Note as described in clause (iv) above;

(vi)	the procedures the Holder must follow to exercise its right to require the Company to repurchase such Holder’s Notes under this Section 1109 and a brief description of that right;

(vii)	briefly, the conversion rights, if any, that exist at the date of the Company Notice or as a result of the Company Notice with respect to the Notes;

(viii)	the procedures for withdrawing a Repurchase Notice;

(ix)	that, unless the Company defaults in making payment on Notes for which a Repurchase Notice has been submitted, Interest on such Notes shall cease to accrue from and after the Repurchase Date; and

(x)	the “CUSIP,” “ISIN” or other similar number(s), as the case may be, of the Notes.

At the Company’s request, the Trustee shall give such Company Notice to each Holder in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Company Notice shall be prepared by the Company.

(b) A Holder may exercise its rights specified in Section 1109(a) upon delivery to the Paying Agent of a written notice of repurchase (a “Repurchase Notice”) substantially in the form of Exhibit B during the period beginning at any time from the opening of business on the date that is 20 Business Days prior to the relevant Repurchase Date until the close of business on such Repurchase Date, stating:

(i)	if certificated Notes have been issued, the certificate number(s) of the Notes, which the Holder shall deliver to be repurchased (or, if certificated Notes have not been issued for such Note, the Repurchase Notice shall comply with the appropriate Depositary procedures for book-entry transfer),

(ii)	the portion of the principal amount of the Note, which the Holder shall deliver to be repurchased, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000, and

(iii)	that such Note shall be repurchased by the Company as of the Repurchase Date pursuant to the terms and conditions specified in Section 4 of the Notes and in this Indenture.

The delivery of such Note (together with all necessary endorsements) to the Paying Agent at any time after delivery of the Repurchase Notice by book-entry transfer or by delivery of certificated Notes at the offices of the Paying Agent shall be a condition to receipt by the Holder of the Repurchase Price therefor; provided, however, that such Repurchase Price shall be so paid pursuant to this Section 1109 only if the Note (together with all necessary endorsements) so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Repurchase Notice.

The Company shall repurchase from the Holder thereof, pursuant to this Section 1109, a portion of a Note, if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the repurchase of all of a Note also apply to the repurchase of such portion of such Note.

Any repurchase by the Company contemplated pursuant to the provisions of this Section 1109 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Business Day immediately following the Repurchase Date and the time of delivery of the Note (together with all necessary endorsements or notifications of book-entry transfer).

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Repurchase Notice contemplated by this Section 1109 shall have the right to withdraw such Repurchase Notice by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 1111 at any time prior to the close of business on the Repurchase Date.

The Paying Agent shall promptly notify the Company of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof.

Section 1110. Repurchase of Notes at Option of the Holder Upon a Fundamental Change.

(a) If a Fundamental Change occurs, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes not previously called for redemption by the Company, or any portion thereof that is equal to or an integral multiple of $1,000 principal amount, at a repurchase price equal to 100% of the principal amount of those Notes, plus accrued and unpaid Interest on those Notes (the “Fundamental Change Repurchase Price”) to, but not including, the date that is 30 days following the date of the notice of a Fundamental Change mailed by the Company pursuant to Section 1110(b) (the “Fundamental Change Repurchase Date”), subject to satisfaction by or on behalf of the Holder of the requirements set forth in Section 1110(c); provided that if the Fundamental Change Repurchase Date is on a date that is after an Interest Record Date and on or prior to the corresponding Interest Payment Date, the Fundamental Change Repurchase Price shall be 100% of the principal amount of the Notes repurchased, but shall not include accrued and unpaid Interest. Instead, the Company shall pay such Interest, on the Interest Payment Date to the Holder of Record on the corresponding Interest Record Date which may or not be the same person who is paid the Fundamental Change Repurchase Price.

(b) No later than 15 days after the occurrence of a Fundamental Change, the Company shall mail a Company Notice of the Fundamental Change (substantially in the form of Exhibit C) by first class mail to the Trustee and to each Holder (and to beneficial owners if required by applicable law). The Company Notice shall include a form of Fundamental Change Repurchase Notice to be completed by the Holder and shall state:

(i)	briefly, the events causing a Fundamental Change and the date of such Fundamental Change;

(ii)	the date by which the Fundamental Change Repurchase Notice pursuant to this Section 1110 must be delivered to the Paying Agent in order for a Holder to exercise the repurchase rights;

(iii)	the Fundamental Change Repurchase Date;

(iv)	the Fundamental Change Repurchase Price;

(v)	the name and address of the Paying Agent and the Conversion Agent;

(vi)	the Conversion Rate;

(vii)	that the Notes as to which a Fundamental Change Repurchase Notice has been given may be converted if they are otherwise convertible pursuant to Article Seventeen hereof only if the Fundamental Change Repurchase Notice has been withdrawn in accordance with the terms of this Indenture;

(viii)	that the Notes must be surrendered to the Paying Agent (by effecting book-entry transfer of the Notes or delivering certificated Notes, together with necessary endorsements, as the case may be) to collect payment;

(ix)	that the Fundamental Change Repurchase Price for any Note as to which a Fundamental Change Repurchase Notice has been duly given and not withdrawn shall be paid promptly following the later of the Business Day immediately following the Fundamental Change Repurchase Date and the time of surrender of such Note as described in clause (viii);

(x)	briefly, the procedures the Holder must follow to exercise rights under this Section 1110;

(xi)	briefly, the conversion rights, if any, that exist on the Notes at the date of the Company Notice and as a result of such Fundamental Change;

(xii)	the procedures for withdrawing a Fundamental Change Repurchase Notice;

(xiii)	that, unless the Company defaults in making payment of such Fundamental Change Repurchase Price on Notes for which a Fundamental Change Repurchase Notice is submitted, Interest on such Notes shall cease to accrue from and after the Fundamental Change Repurchase Date; and

(xiv)	the “CUSIP,” “ISIN” or other similar number(s), as the case may be, of the Notes.

At the Company’s request, the Trustee shall give such Company Notice to each Holder in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Company Notice shall be prepared by the Company.

(c) A Holder may exercise its rights specified in this Section 1110 upon delivery of a written notice of repurchase (a “Fundamental Change Repurchase Notice”) to the Paying Agent at any time on or prior to the close of business on the Fundamental Change Repurchase Date, stating:

(i)	if certificated Notes have been issued, the certificate number(s) of the Notes, which the Holder shall deliver to be repurchased (or, if certificated Notes have not been issued, the Fundamental Change Repurchase Notice shall comply with the appropriate Depositary procedures for book-entry transfer);

(ii)	the portion of the principal amount of the Note, which the Holder shall deliver to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

(iii)	that such Note shall be repurchased pursuant to the applicable provisions of the Notes and this Indenture.

The delivery of such Note (together with all necessary endorsements) to the Paying Agent with the Fundamental Change Repurchase Notice at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Fundamental Change Repurchase Price therefor; provided, however, that such Fundamental Change Repurchase Price shall be so paid pursuant to this Section 1110 only if the Note (together with all necessary endorsements) so delivered to the Paying Agent shall conform in all respects to the description thereof set forth in the related Fundamental Change Repurchase Notice.

The Company shall repurchase from the Holder thereof, pursuant to this Section 1110, a portion of a Note if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the repurchase of all of a Note also apply to the repurchase of such portion of such Note.

Any repurchase by the Company contemplated pursuant to the provisions of this Section 1110 shall be consummated by the delivery of the Fundamental Change Repurchase Price promptly following the later of the Business Day following the Fundamental Change Repurchase Date or the time of delivery of such Note (together with all necessary endorsements or notifications of book-entry transfer).

Notwithstanding the foregoing, Holders shall not have the right to require the Company to repurchase the Notes upon a Change of Control described in clauses (a) and (d) of the definition thereof if (1) the last reported sale price of the Class A Common Stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the announcement thereof, equals or exceeds 105% of the conversion price per share of Class A Common Stock in effect on each of those trading days (this clause being referred to as the “105% exception”), or (2) more than 90% of the consideration (excluding cash payments for fractional shares or made in connection with the exercise of dissenters’ rights) in the transaction or transactions constituting such Change of Control consists of shares of common stock traded or to be traded immediately following such Change of Control on a U.S. national securities exchange or the Nasdaq National Market, and, as a result of such transaction or transactions, the Notes become convertible into such common stock (excluding cash payments for fractional shares).

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Repurchase Notice contemplated by this Section 1110(c) shall have the right to withdraw such Fundamental Change Repurchase Notice by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 1111 at any time prior to the close of business on the Fundamental Change Repurchase Date.

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written withdrawal thereof.

Section 1111. Effect of Repurchase Notice or Fundamental Change Repurchase Notice.

(a) Upon receipt by the Paying Agent of the Repurchase Notice or Fundamental Change Repurchase Notice specified in Section 1109 or Section 1110, as applicable, the Holder of the Note in respect of which such Repurchase Notice or Fundamental Change Repurchase Notice, as the case may be, was given shall (unless such Repurchase Notice or Fundamental Change Repurchase Notice, as the case may be, is withdrawn as specified in Section 1111(b)) thereafter be entitled solely to receive the Repurchase Price or Fundamental Change Repurchase Price, as the case may be, with respect to such Note whether or not the Note is, in fact, properly delivered. Such Repurchase Price or Fundamental Change Repurchase Price shall be paid to such Holder, subject to receipt of funds and/or securities by the Paying Agent, promptly following the later of (x) the Business Day following the Repurchase Date or the Fundamental Change Repurchase Date, as the case may be, with respect to such Note (provided the conditions in Section 1109 or Section 1110, as applicable, have been satisfied) and (y) the time of delivery of such Note to the Paying Agent by the Holder thereof in the manner required by Section 1109 or Section 1110, as applicable. Notes in respect of which a Repurchase Notice or Fundamental Change Repurchase Notice has been given by the Holder thereof may not be converted pursuant to and to the extent permitted by Article Seventeen hereof on or after the date of the delivery of such Repurchase Notice or Fundamental Change Repurchase Notice unless such Repurchase Notice or Fundamental Change Repurchase Notice has first been validly withdrawn as specified in Section 1111(b). If the Paying Agent holds money sufficient to pay the Fundamental Change Repurchase Price of the Notes, which Holders have elected to require the Company to repurchase on the Business Day following the Fundamental Change Repurchase Date, in accordance with the terms of this Indenture, then, immediately after the Fundamental Change Repurchase Date, such Notes will cease to be outstanding and Interest, if any, on the Notes will cease to accrue, whether or not the Notes are transferred by book-entry or delivered to the Paying Agent. Thereafter, all other rights of the Holders shall terminate, other than the right to receive the Fundamental Change Repurchase Price upon book-entry transfer of the Notes or delivery of the Notes.

(b) A Repurchase Notice or Fundamental Change Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Repurchase Notice or Fundamental Change Repurchase Notice, as the case may be, at any time (i) in the case of the Repurchase Notice, if received by the Paying Agent prior to the close of business on the Repurchase Date or (ii) in the case of the Fundamental Change Repurchase Notice, if received by the Paying Agent prior to the close of business on the Fundamental Change Repurchase Date, as the case may be, specifying:

(i)	the principal amount, if any, of such Note which remains subject to the original Repurchase Notice or Fundamental Change Repurchase Notice, as the case may be, and which has been or shall be delivered for purchase by the Company,

(ii)	if certificated Notes have been issued, the certificate number, if any, of the Note in respect of which such notice of withdrawal is being submitted (or, if certificated Notes have not been issued, that such withdrawal notice shall comply with the appropriate Depositary procedures for book-entry transfer), and

(iii)	the principal amount of the Note with respect to which such notice of withdrawal is being submitted.

Section 1112. Deposit of Repurchase Price or Fundamental Change Repurchase Price.

Prior to 10:00 a.m. (local time in The City of New York) on the Business Day following the Repurchase Date or the Fundamental Change Repurchase Date, as the case may be, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 606) an amount of cash in immediately available funds sufficient to pay the aggregate Repurchase Price or Fundamental Change Repurchase Price, as the case may be, of all the Notes or portions thereof, which are to be purchased as of the Repurchase Date or Fundamental Change Repurchase Date, as the case may be.

Section 1113. Notes Purchased in Part.

Any certificated Note, which is to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered which is not purchased.

Section 1114. Covenant to Comply with Securities Laws upon Purchase of Notes.

When complying with the provisions of Section 1109 or Section 1110 hereof (provided that such offer or purchase constitutes an “issuer tender offer” for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or purchase), and subject to any exemptions available under applicable law, the Company shall (i) comply with Rule 13e-4 and Rule 14e-1 (or any successor provision) and any other applicable tender offer rules under the Exchange Act, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, and (iii) otherwise comply with all Federal and state securities laws so as to permit the rights and obligations under Section 1109 and Section 1110 to be exercised in the time and in the manner specified in Section 1109 and Section 1110.

Section 1115. Repayment to the Company.

The Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed as provided in the terms of the Notes, together with interest, if any, thereon (subject to the provisions of Section 606 of this Indenture), held by them for the payment of the Repurchase Price or Fundamental Change Repurchase Price, as the case may be.

SECTION 2.18. Subordination of the Notes.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, Article Twelve of the Base Indenture shall be replaced in its entirety with the following:

ARTICLE TWELVE

SUBORDINATION OF THE NOTES

Section 1201. Notes Subordinate to Senior Indebtedness.

The Company covenants and agrees, and each Holder of a Note, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article, the Indebtedness represented by the Notes and the payment of the principal of, premium, if any, and interest on, the Notes are hereby expressly made subordinate and subject in right of payment as provided in this Article to the prior payment in full of all Senior Indebtedness.

This Article Twelve shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold Senior Indebtedness; and such provisions are made for the benefit of the holders of Senior Indebtedness; and such holders are made obligees hereunder and they or each of them may enforce such provisions.

Section 1202. Payment Over of Proceeds Upon Dissolution, etc.

In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company, then and in any such event:

(1)	the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due on or in respect of Senior Indebtedness before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character (excluding securities of the Company or any other corporation that are equity securities or are subordinated in right of payment to all Senior Indebtedness, that may be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in this Article (“Permitted Junior Securities”)) on account of the principal of, premium, if any, or interest on the Notes or on account of the purchase, redemption, other acquisition of, or in respect of, the Notes (other than amounts previously set aside with the Trustee, or payments previously made, in either case, pursuant to the provisions of Section 401 of this Indenture); and

(2)	any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (excluding Permitted Junior Securities), by setoff or otherwise, to which the Holders or the Trustee would be entitled but for the provisions of this Article shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full, of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(3)	in the event that, notwithstanding the foregoing provisions of this Section 1202, the Trustee or the Holder of any Note shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (excluding Permitted Junior Securities), in respect of principal of, premium, if any, and interest on the Notes before all Senior Indebtedness is paid in full, then and in such event such payment or distribution (excluding Permitted Junior Securities) shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payments or distributions of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

The consolidation of the Company with, or the merger of the Company with or into, another Person or the liquidation or dissolution of the Company following the sale, assignment, conveyance, transfer, lease or other disposal of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article Eight shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this Section 1202 if the Person formed by such consolidation or the surviving entity of such merger or the Person, which acquires by sale, assignment, conveyance, transfer, lease or other disposal of such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposal, comply with the conditions set forth in Article Eight.

Section 1203. Suspension of Payment When Designated Senior Indebtedness in Default.

(a) Unless Section 1202 shall be applicable, upon the occurrence and during the continuance of any default in the payment of any Designated Senior Indebtedness beyond any applicable grace period (a “Payment Default”) and after the receipt by the Trustee from a Senior Representative of any Designated Senior Indebtedness of written notice of such default, no payment (other than amounts previously set aside with the Trustee or payments previously made, in either case, pursuant to Section 401 of this Indenture) or distribution of any assets of the Company or any of its Subsidiaries of any kind or character (excluding Permitted Junior Securities) may be made by the Company on account of the principal of, premium, if any, or interest on, the Notes, or on account of the purchase, redemption, other acquisition of, or in respect of, the Notes unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full, after which the Company shall (subject to the other provisions of this Article Twelve) resume making any and all required payments in respect of the Notes, including any missed payments.

(b) Unless Section 1202 shall be applicable, (1) upon the occurrence and during the continuance of any nonpayment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated immediately (a “Non-payment Default”) and (2) after the receipt by the Trustee and the Company from a Senior Representative of written notice of such Non-payment Default, no payment (other than any amounts previously set aside with the Trustee, or payments previously made, in either case, pursuant to the provisions of Section 401 of this Indenture) or distribution of any assets of the Company of any kind or character (excluding Permitted Junior Securities) may be made by the Company or any of its Subsidiaries on account of the principal of, premium, if any, or interest on, the Notes, or on account of the purchase, redemption, conversion or other acquisition of, or in respect of, the Notes for the period specified below (“Payment Blockage Period”).

(c) The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee and the Company from a Senior Representative and shall end on the earliest of (i) the 179th day after such commencement, (ii) the date on which such Non-payment Default (and all other Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) is cured, waived or ceases to exist or on which such Designated Senior Indebtedness is discharged or paid in full, or (iii) the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Company or the Trustee from the Senior Representative initiating such Payment Blockage Period, after which, in the case of clauses (i), (ii) and (iii), the Company shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company and the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the “Initial Period”). Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any period of 365 consecutive days only one Payment Blockage Period, during which payment of principal of, premium, if any, or interest on, the Notes may not be made, may commence and the duration of such period may not exceed 179 days. No Non-payment Default with respect to any Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. The Company shall deliver a notice to the Trustee promptly after the date on which any Non-payment Default is cured or waived or ceases to exist or on which the Designated Senior Indebtedness related thereto is discharged or paid in full, and the Trustee is authorized to act in reliance on such notice.

(d) In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Note prohibited by the foregoing provisions of this Section 1203, then and in such event such payment shall be paid over and delivered forthwith to a Senior Representative of the holders of the Designated Senior Indebtedness or as a court of competent jurisdiction shall direct.

Section 1204. Payment Permitted if No Default.

Nothing contained in this Article, elsewhere in this Indenture or in any of the Notes shall prevent the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section 1202 or under the conditions described in Section 1203, from making payments at any time of principal of, premium, if any, or interest on the Notes.

Section 1205. Subrogation to Rights of Holders of Senior Indebtedness.

After the payment in full, the Holders of the Notes shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of, premium, if any, and interest on, the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article, and no payments over pursuant to the provisions of this Article to the holders of Senior Indebtedness by Holders of the Notes or the Trustee, shall, as among the Company, its creditors other than holders of Senior Indebtedness, and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

Section 1206. Provisions Solely to Define Relative Rights.

The provisions of this Article are intended solely for the purpose of defining the relative rights of the Holders of the Notes on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article or elsewhere in this Indenture or in the Notes is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Notes the principal of, premium, if any, and interest on, the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company or the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness (1) in any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section 1202, to receive, pursuant to and in accordance with such Section 1202, cash, property and securities otherwise payable or deliverable to the Trustee or such Holder, or (2) under the conditions specified in Section 1303, to prevent any payment prohibited by such Section 1303 or enforce their rights pursuant to Section 1303(d).

Section 1207. Trustee to Effectuate Subordination.

Each Holder of a Note by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article and appoints the Trustee his attorney-in-fact for any and all such purposes, including, in the event of any dissolution, winding-up, liquidation or reorganization of the Company whether in bankruptcy, insolvency, receivership proceedings, or otherwise, the timely filing of a claim for the unpaid balance of the indebtedness of the Company owing to such Holder in the form required in such proceedings and the causing of such claim to be approved.

Section 1208. No Waiver of Subordination Provisions.

(a) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(b) Without limiting the generality of subsection (a) of this Section 1208, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article or the obligations hereunder of the Holders of the Notes to the holders of Senior Indebtedness, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (3) release any Person liable in any manner for the collection or payment of Senior Indebtedness; and (4) exercise or refrain from exercising any rights against the Company and any other Person; provided, however, that in no event shall any such actions limit the right of the Holders of the Notes to take any action to accelerate the Maturity of the Notes pursuant to Article Five of this Indenture or to pursue any rights or remedies hereunder or under applicable laws if the taking of such action does not otherwise violate the terms of this Article.

Section 1209. Notice to Trustee.

(a) The Company shall give prompt written notice to the Trustee of any fact known to the Company, which would prohibit the making of any payment to or by the Trustee in respect of the Notes. Notwithstanding the provisions of this Article or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts, which would prohibit the making of any payment to or by the Trustee in respect of the Notes, unless and until the Trustee shall have received written notice thereof from the Company or a holder of Senior Indebtedness or from a Senior Representative or any trustee, fiduciary or agent therefor; and, prior to the receipt of any such written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 1209 by noon, New York City time, on the Business Day prior to the date upon which by the terms hereof any money may become payable for any purpose

(including, without limitation, the payment of the principal of, premium, if any, or interest on any Note), then, anything herein contained to the contrary notwithstanding, but without limiting the rights and remedies of the holders of Senior Indebtedness, a Senior Representative or any trustee, fiduciary or agent thereof, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary, which may be received by it after such date; nor shall the Trustee be charged with knowledge of the curing of any such default or the elimination of the act or condition preventing any such payment unless and until the Trustee shall have received an Officers’ Certificate to such effect.

(b) The Trustee shall be entitled to rely on the delivery to it of a written notice to the Trustee and the Company by a Person representing himself to be a Senior Representative or a holder of Senior Indebtedness (or a trustee, fiduciary or agent therefor) to establish that such notice has been given by a Senior Representative or a holder of Senior Indebtedness (or a trustee, fiduciary or agent therefor); provided, however, that failure to give such notice to the Company shall not affect in any way the ability of the Trustee to rely on such notice. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 1210. Reliance on Judicial Orders or Certificates.

Upon any payment or distribution of assets of the Company referred to in this Article, the Trustee and the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other person making such payment or distribution, or a certificate of a Senior Representative, delivered to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article; provided that the foregoing shall apply only if such court has been fully apprised of the provisions of this Article.

Section 1211. Rights of Trustee as a Holder of Senior Indebtedness; Preservation of Trustee’s Rights.

The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness, which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607.

Section 1212. Article Applicable to Paying Agents.

In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting under this Indenture, the term “Trustee” as used in this Article shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article in addition to or in place of the Trustee; provided, however, that Section 1211 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

Section 1213. No Suspension of Remedies.

Nothing contained in this Article shall limit the right of the Trustee or the Holders of Notes to take any action to accelerate the Maturity of the Notes pursuant to Article Five of this Indenture or to pursue any rights or remedies hereunder or under applicable law, subject to the rights, if any, under this Article of the holders, from time to time, of Senior Indebtedness to receive the cash, property or securities receivable upon the exercise of such rights or remedies.

Section 1214. Trustee’s Relation to Senior Indebtedness.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Article against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and the Trustee shall not be liable to any holder of Senior Indebtedness if it shall in good faith mistakenly (absent negligence or willful misconduct) pay over or deliver to Holders, the Company or any other Person moneys or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article or otherwise.

SECTION 2.19. Application of the Article of the Indenture Regarding Subsidiary Guarantee.

The provisions of Article Thirteen of the Base Indenture shall not apply to the Notes, and the Notes shall not be deemed guaranteed by any Guarantor.

SECTION 2.20. Application of the Article of the Indenture Regarding Defeasance and Covenant Defeasance.

The provisions of Article Fifteen of the Base Indenture shall not apply to the Notes.

SECTION 2.21. Applicability of the Article of the Indenture Regarding Sinking Funds.

The provisions of Article Sixteen of the Base Indenture shall not apply to the Notes.

SECTION 2.22. Conversion.

Except as may be provided in a Future Supplemental Indenture, with respect to the Notes and no other class or series of Securities issued pursuant to the Indenture, a new Article Seventeen shall be added to the Indenture as follows:

ARTICLE SEVENTEEN

CONVERSION OF THE NOTES

Section 1701. Conversion Privilege.

(a) Subject to and upon compliance with the provisions of this Article Seventeen, a Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note prior to the close of business on the Business Day immediately preceding Stated Maturity into cash and shares of Class A Common Stock, if any, at the Conversion Rate (the “Conversion Obligation”) in effect on the date of conversion only as follows:

(1)	prior to October 31, 2010, during the five Business Days after any five consecutive Trading Day period in which the Trading Price per $1,000 original principal amount of the Notes (as determined following a request by a Noteholder in accordance with the procedures described below) was less than 103% of the product of the Last Reported Sale Price of the Class A Common Stock and the current Conversion Rate of the Notes for such Trading Day;

(2)	at any time prior to the close of business on the second Business Day immediately preceding the Redemption Date, if the Company has called the Notes for redemption pursuant to Article Eleven hereof, even if the Notes are not otherwise convertible at that time; or

(3)	as provided in clause (b) of this Section 1701.

The Company or, at its option, the Conversion Agent on behalf of the Company, shall determine during the time period specified in Section 1701(a)(1), following a request by a Noteholder in accordance with the procedures described below, whether the Notes shall be convertible as a result of the occurrence of an event specified in Section 1701(a)(1) and, if the Notes shall be so convertible, the Company or the Conversion Agent, as applicable, shall promptly deliver to the Trustee and Conversion Agent or the Company, as applicable, written notice thereof. Whenever the Notes shall become convertible pursuant to this Section 1701 (as determined in accordance with this Section 1701), the Company or, at the Company’s request, the Trustee in the name and at the expense of the Company, shall promptly notify the Holders of the event triggering such convertibility in the manner provided in Section 106, and the Company shall also promptly disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or any successors to those businesses and publish such information on the Company’s Website or through another public medium the Company may use at that time. Any notice so given shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.

The Trustee shall have no obligation to determine the Trading Price of the Notes unless the Company has requested such determination; and the Company shall have no obligation to make such request unless a Noteholder delivers written notice to the Company at the address or telecopier number set forth in Section 105 stating that such Noteholder is requesting that the Trustee make such determination as set forth in Section 1701(a)(1), with such notice being accompanied with reasonable evidence that (x) the Person is a Noteholder as of the date the notice is delivered and (y) the Trading Price per $1,000 original principal amount of Notes would be less than 103% of the product of the Last Reported Sale Price of the Class A Common Stock and the Conversion Rate of the Notes. At such time, the Company will be required to instruct the Trustee to determine the Trading Price of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 original principal amount of Notes is greater than or equal to 103% of the product of the Last Reported Sale Price of the Class A Common Stock and the Conversion Rate of the Notes. If at any point after the Trading Price condition has been met, the Trading Price per $1,000 original principal amount of Notes is greater than 103% of the product of the Last Reported Sale Price of the Class A Common Stock and the Conversion Rate for such day, the Company shall notify Holders of the Notes.

The Trustee shall be entitled at its sole discretion to consult with the Company and to request the assistance of the Company in connection with the Trustee’s duties and obligations pursuant to Section 1701(a) hereof, and the Company agrees, if requested by the Trustee, to cooperate with, and provide assistance to, the Trustee in carrying out its duties under this Section 1701; provided, however, that nothing herein shall be construed to relieve the Trustee of its duties pursuant to Section 1701(a) hereof.

(b) In the event that:

(1) (A) the Company distributes to all holders of Class A Common Stock rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of such distribution, Class A Common Stock at less than the Last Reported Sale Price of the Class A Common Stock on the Trading Day immediately preceding the announcement date for such distribution; or (B) the Company distributes to all Holders of Class A Common Stock assets (including cash), debt securities or rights, warrants or options to purchase the Company’s securities, which distribution has a per share value as determined by the Board of Directors exceeding 10% of the Last Reported Sale Price of the Class A Common Stock on the Trading Day immediately preceding the announcement date of such distribution, then, in either case, the Notes may be surrendered for conversion at any time on and after the date that the Company gives notice to the Holders of such distribution, which shall be not less than 20 Business Days prior to the Ex-Dividend Date for such distribution, until the earlier of the close of business on the Business Day immediately preceding the Ex-Dividend Date or the date the Company announces that such distribution shall not take place, even if the Notes are not otherwise convertible at such time; provided that no Holder of a Note shall have the right to convert if the Holder may otherwise participate in such distribution without conversion in respect of Notes held by such Holder; or

(2) a Change of Control occurs pursuant to clause (a), clause (c), clause (d) or clause (e) of the definition thereof, then the Notes may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of such transaction until and including the date which is 15 days after the actual effective date of such transaction (or, if such transaction also constitutes a Change of Control pursuant to which Holders have a right to require the Company to repurchase the Notes pursuant to Section 1110, until the applicable Fundamental Change Repurchase Date). The Company shall notify Holders at the time the Company publicly announces the Change of Control transaction giving rise to the above-conversion right (but in no event less than 15 days prior to the anticipated effective date of such transaction). If the Company engages in any reclassification of the Class A Common Stock (other than a subdivision or combination of its outstanding Class A Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value) or is party to a consolidation, merger, binding share exchange or transfer of all or substantially all of its assets pursuant to which Holders of Class A Common Stock would be entitled to receive cash, securities or other property, then at the effective time of such transaction, to the extent that it constitutes a Change of Control as described in this paragraph as giving rise to a conversion right, the Conversion Obligation and the Conversion Settlement Distribution shall be based on the applicable Conversion Rate and the kind and amount of cash, securities or other property that a holder of one share of the Class A Common Stock would have received in such transaction (such property, collectively, the “Exchange Property”). In addition, if a Holder converts Notes following the effective time of any such transaction, any amounts of the Conversion Settlement Distribution to be settled in shares of Class A Common Stock shall be paid in such Exchange Property rather than shares of Class A Common Stock. If the transaction also constitutes a Change of Control, (A) a Holder can require the Company to repurchase all or a portion of its Notes pursuant to Section 1110 or, (B) if such Holder elects, instead, to convert all or a portion of its Notes, such Holder shall receive Additional Shares upon conversion pursuant to Section 1701(c), in each case, subject to the terms and conditions set forth in Section 1701(c).

(c) If and only to the extent a Holder timely elects to convert Notes during the period specified in Section 1701(b)(2) above on or prior to November 30, 2010, and 10% or more of the consideration for the Class A Common Stock in the corporate transaction consists of consideration other than common stock traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, the Conversion Rate for the Notes surrendered for conversion shall be increased by an additional number of shares of Class A Common Stock (the “Additional Shares”) as described below; provided that if the Stock Price paid in connection with such transaction is greater than $80.00 or less than $19.79 (subject in each case to adjustment as described below), no Additional Shares shall be added to the

Conversion Rate. Notwithstanding this Section 1701(c), if the Company elects to adjust the Conversion Rate pursuant to Section 1701(d), the provisions of Section 1701(d) shall apply in lieu of the provisions of this Section 1701(c). The Company shall notify Holders, at least 20 days prior to the anticipated effective date of such corporate transaction causing any increase of the Conversion Rate pursuant to this Section 1701(c), whether the Company elects to increase the Conversion Rate as described above or to adjust the Conversion Rate pursuant to Section 1701(d).

The number of Additional Shares to be added to the Conversion Rate as described in the immediately preceding paragraph shall be determined by reference to the table attached as Schedule I hereto, based on the effective date of such Change of Control transaction and the Stock Price paid per share of Class A Common Stock in connection with such transaction; provided that if the Stock Price is between two Stock Price amounts in the table or such effective date is between two effective dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365/366-day year. The “effective date” with respect to a Change of Control transaction means the date that a Change of Control becomes effective.

With respect to any Notes tendered for conversion to which Additional Shares apply, any shares of Class A Common Stock to be delivered upon conversion of such Notes pursuant to Section 1702 shall be delivered to Holders who elect to convert their Notes on the later of (i) the fifth Business Day following the effective date and (2) the third Business Day following the final day of the Cash Settlement Averaging Period.

The Stock Prices set forth in the first row of the table in Schedule I hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is adjusted pursuant to Section 1704. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares shall be adjusted consistent with the procedures for adjusting the Conversion Rate as set forth in Section 1704. Notwithstanding anything to the contrary herein, the maximum amount of Additional Shares is 9.1121 per $1,000 principal amount of Notes, subject to adjustments consistent with the procedures for adjusting the Conversion Rate as set forth in Section 1704.

Notwithstanding the foregoing, in no event shall the total number of shares of Class A Common Stock issuable upon conversion of the Notes exceed 50.5305 per $1,000 principal amount of Notes, subject to adjustments consistent with the procedures for adjusting the Conversion Rate as set forth in Section 1704.

(d) Notwithstanding the provisions of Section 1701(c), in the case of a Change of Control that would lead to the issuance of Additional Shares as set forth in clause (c) above that is also a Public Acquirer Change of Control, the Company may, at its option and in lieu of increasing the Conversion Rate by Additional Shares as described in Section 1701(c), elect to adjust the Conversion Rate and the related Conversion Obligation such that from and after the effective date of such Public Acquirer Change of Control, Holders of Notes shall be entitled to convert their Notes (subject to the satisfaction of the conditions to conversion set forth in Section 1701(a)) into a number of shares of Public Acquirer Common Stock. The Conversion Rate following the effective date of such transaction will be a number of shares of Public Acquirer Common Stock equal to the product of the Conversion Rate in effect immediately before the Public Acquirer Change of Control, times the average of the quotients obtained, for each Trading Day in the 20 consecutive Trading Day period ending on the Trading Day immediately preceding the effective date of such Public Acquirer Change of Control (the “Valuation Period”), of:

(i)	the Acquisition Value of the Company’s Class A Common Stock on each such Trading Day in the Valuation Period, divided by

(ii)	the Last Reported Sale Price of the Public Acquirer Common Stock on each such Trading Day in the Valuation Period.

The “Acquisition Value” of the Class A Common Stock means, for each Trading Day in the Valuation Period, the value of the consideration paid per share of Class A Common Stock in connection with such Public Acquirer Change of Control, as follows:

(i)	for any cash, 100% of the face amount of such cash;

(ii)	for any Public Acquirer Common Stock, 100% of the Last Reported Sale Price of such Public Acquirer Common Stock on such Trading Day; and

(iii)	for any other securities, assets or property, 100% of the fair market value of such security, asset or property on such Trading Day, as determined by two independent nationally recognized investment banks selected by the Company for this purpose.

“Public Acquirer Change of Control” means a Change of Control pursuant to clause (a), (c) or (d) of the definition thereof set forth above and the acquirer, the Person formed by or surviving the merger or consolidation or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of such Person’s or Acquirer’s Voting Stock has a class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or which shall be so traded or quoted when issued or exchanged in connection with such Change of Control (the “Public Acquirer Common Stock”); provided that if there is more than one of such entity, the relevant entity shall be such entity with the most direct beneficial ownership to such acquirer’s or Person’s Capital Stock.

Upon a Public Acquirer Change of Control, if the Company so elects, Holders may convert their Notes (subject to the satisfaction of the conditions to conversion set forth in Section 1701(a)) at the adjusted Conversion Rate described above, but shall not be entitled to the increased Conversion Rate described in Section 1701(c). The Company shall notify Holders of its election in its notice to Holders pursuant to Section 1701(b)(2) above. Holders may convert their Notes upon a Public Acquirer Change of Control during the period specified in Section 1701(b)(2). In addition, Holders can also, subject to certain conditions, require the Company to repurchase all or a portion of their Notes as described in Section 1110.

After any adjustment of the Conversion Rate in connection with a Public Acquirer Change of Control, the Conversion Rate shall be subject to further similar adjustments in the event that any of the events described in Section 1704 occur thereafter.

(e) In addition, on or after October 31, 2010, to (and including) the close of business on the Business Day immediately preceding November 30, 2015, Holders may convert the Notes into cash and shares of Class A Common Stock, regardless of the foregoing circumstances described in 1701(a) – (d).

Section 1702. Conversion Procedure; Conversion Rate; Fractional Shares.

(a) Subject to Section 1701 and the Company’s rights under Section 1703, each Note shall be convertible at the office of the Conversion Agent into a combination of cash and fully paid and nonassessable shares (calculated to the nearest 1/100th of a share) of Class A Common Stock, if any, at a rate (the “Conversion Rate”) equal to, initially, 41.4185 shares of Class A Common Stock for each $1,000 principal amount of Notes. The Conversion Rate shall be adjusted in certain instances as provided in Section 1704 hereof, but shall not be adjusted for any accrued and unpaid Interest, if any. Upon conversion, no payment shall be made by the Company with respect to any accrued and unpaid Interest, if any; provided that if a Conversion Date with respect to any Note occurs between an Interest Record Date for the payment of Interest, but prior to the corresponding Interest Payment Date, Interest will be paid to the Holder of record of such Note on such Interest Record Date. Instead, unless otherwise specified in the proviso to the prior sentence, such amount shall be deemed paid by the applicable Conversion Settlement Distribution delivered upon conversion of any Note. In addition, no payment or adjustment shall be made in respect of dividends on the Class A Common Stock with a record date prior to the Conversion Date. The Company shall not issue any fraction of a share of Class A Common Stock in connection with any conversion of Notes, but instead shall, subject to Section 1703 hereof, make a cash payment (calculated to the nearest cent) equal to such fraction multiplied by the Last Reported Sale Price of the Class A Common Stock on the Trading Day prior to the Conversion Date.

(b) Before any Holder of a Note shall be entitled to convert the same into a combination of cash and Class A Common Stock, if any, such Holder shall (1) in the case of Global Notes, comply with the procedures of the Depositary in effect at that time for converting a beneficial interest in a Global Note, and in the case of certificated Notes, surrender such Notes, duly endorsed to the Company or in blank, at the office of the Conversion Agent, and (2) give written notice to the Company in the form on the reverse of such certificated Note (the “Conversion Notice”) at said office or place that such Holder elects to convert the same and shall state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for Class A Common Stock included in the Conversion Settlement Distribution, if any, to be registered.

Before any such conversion, a Holder also shall pay all taxes or duties, if any, as provided in Section 1706 and any amount payable pursuant to Section 1702(g).

If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares of Class A Common Stock, if any, that shall be deliverable upon conversion as part of the Conversion Settlement Distribution shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c) A Note shall be deemed to have been converted as of the close of business on the date (the “Conversion Date”) that the Holder has complied with Section 1702(b).

(d) The Company shall, on the Conversion Settlement Date, (i) pay the cash component (including cash in lieu of any fraction of a share to which such Holder would otherwise be entitled) of the Conversion Obligation determined pursuant to Section 1703 to the Holder of a Note surrendered for conversion, or such Holder’s nominee or nominees, and (ii) issue, or cause to be issued, and delivered to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, certificates for the number of full shares of Class A Common Stock, if any, to which such Holder shall be entitled as part of such Conversion Obligation. The Company shall not be required to deliver certificates for shares of Class A Common Stock while the stock transfer books for such stock or the security register are duly closed for any purpose, but certificates for shares of Class A Common Stock shall be issued and delivered as soon as practicable after the opening of such books or security register, and the Person or Persons entitled to receive the Class A Common Stock as part of the applicable Conversion Settlement Distribution upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock, as of the close of business on the applicable Conversion Settlement Date.

(e) In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered, without charge to such Holder (subject to the provisions of Section 1706 hereof), a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.

(f) By delivering the combination of cash and shares of Class A Common Stock, if any, together with a cash payment in lieu of any fractional shares to the Conversion Agent or to the Holder or such Holder’s nominee or nominees, the Company shall have satisfied in full its Conversion Obligation with respect to such Note, and upon such delivery, accrued and unpaid Interest, if any, with respect to such Note shall be deemed to be paid in full rather than canceled, extinguished or forfeited, and such amounts shall no longer accrue.

(g) If a Noteholder delivers a Conversion Notice after the Interest Record Date for a payment of Interest, but prior to the corresponding Interest Payment Date, such Noteholder must pay to the Company, at the time such Noteholder surrenders Notes for conversion, an amount equal to the Interest, that has accrued and shall be paid on the related Interest Payment Date. The preceding sentence shall not apply if (1) the Company has specified a Redemption Date that is after an Interest Record Date, but on or prior to the corresponding Interest Payment Date, (2) the Company has specified a Fundamental Change Repurchase Date during such period referred to in clause (1) of this paragraph or (3) to the extent of any overdue Interest if any overdue Interest exists at the time of conversion with respect to the Notes converted.

Section 1703. Payment Upon Conversion.

(a) Upon conversion of Notes, the Company shall deliver to Holders surrendering Notes for conversion, for each $1,000 principal amount of Notes, a settlement amount (the “Conversion Settlement Distribution”) on the Conversion Settlement Date consisting of:

(ii)	cash amount (the “Cash Amount”) equal to the lesser of $1,000 and the Conversion Value; and

(iii)	to the extent the Conversion Value exceeds $1,000, a number of shares equal to the sum of, for each day of the 25 Trading Day Cash Settlement Averaging Period, the greater of (i) zero and (ii) (A) 4% of the difference between (x) the applicable Conversion Rate on such date multiplied by the Daily VWAP of the Class A Common Stock for such day and (y) $1,000, divided by (B) the Daily VWAP of the Class A Common Stock for such day.

The “Conversion Value” means the product of (1) the applicable Conversion Rate and (2) the average of the Daily VWAP prices of the Class A Common Stock for the 25 consecutive Trading Days during the Cash Settlement Averaging Period.

The “Cash Settlement Averaging Period” with respect to any Note means the 25 consecutive Trading Day period beginning on the second Trading Day after the Noteholder delivers its Conversion Notice to the Conversion Agent, except that with respect to any notice of conversion received after the date of issuance of a notice of redemption under Section 1101, the “Cash Settlement Averaging Period” means the 25 consecutive Trading Day period beginning on the first Trading Day following the applicable Redemption Date.

The “Daily VWAP” for the Class A Common Stock means, for each of the 25 consecutive Trading Days during the Cash Settlement Averaging Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page SAH <equity> [AQR] (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Class A Common Stock on such Trading Day as the Board of Directors determines in good faith using a volume-weighted method).

For the purposes of this Section 1703, “Market Disruption Event” means (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for the Class A Common Stock of an aggregate one-half hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Class A Common Stock or in any options, contracts or future contracts relating to the Class A Common Stock.

The Company shall not issue fractional shares of Class A Common Stock upon conversion of the Notes. Instead, the Company shall pay the cash value of such fractional shares based upon the Last Reported Sale Price of the Class A Common Stock on the Trading Day immediately preceding the Conversion Date.

(b) If a Holder tenders Notes for conversion and the Conversion Value is being determined at a time when the Notes are convertible into Exchange Property, the Conversion Value of each Note shall be determined based on the kind and amount of such Exchange Property and the value thereof during the Cash Settlement Averaging Period. Settlement of Notes tendered for conversion after the effective date of any transaction giving rise to Exchange Property shall be as set forth above.

Section 1704. Adjustment of Conversion Rate.

(a) The Conversion Rate shall be adjusted in accordance with this Section 1704, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate, as a result of holding the Notes, in any of the transactions described below without having to convert their Notes.

(1) If the Company issues shares of Class A Common Stock as a dividend or distribution on shares of Class A Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0 × OS’

                      OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to such event;

CR’ =	the Conversion Rate in effect immediately after such event;

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to such event; and

OS’ =	the number of shares of Class A Common Stock outstanding immediately after such event.

Such adjustment shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the date fixed for such determination. The Company will not pay any dividend or make any distribution on shares of Class A Common Stock held in treasury by the Company. If any dividend or distribution of the type described in this Section 1704(a)(1) is declared, but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(2) If the Company issues to all or substantially all holders of Class A Common Stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of Class A Common Stock, at a price per share less than the Last Reported Sale Price of the Class A Common Stock on the Business Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be adjusted based on the following formula (provided that the Conversion Rate shall be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR0 × OS0 + X

                        OS0 +Y

where,

CR0 =	the Conversion Rate in effect immediately prior to such event;

CR’ =	the Conversion Rate in effect immediately after such event;

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to such event;

X =	the total number of shares of Class A Common Stock issuable pursuant to such rights; and

Y =	the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights divided by the average of the Last Reported Sale Prices of Class A Common Stock over the ten consecutive days of the Trading Day period ending on the Business Day immediately preceding the Record Date for the issuance of such rights.

Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the date fixed for such determination. The Company shall not issue any such rights, options or warrants in respect of shares of Class A Common Stock held in the treasury by the Company. To the extent that shares of Class A Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed.

In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at less than such Last Reported Sale Price, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(3) If the Company distributes shares of Capital Stock, evidences of Indebtedness or other assets or property of the Company to all or substantially all holders of Class A Common Stock, excluding

(a) dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

(b) dividends or distributions paid exclusively in cash;

then the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0 ×         SP0

                      SP0 – FMV

where,

CR0 =	the Conversion Rate in effect immediately prior to such distribution;

CR’ =	the Conversion Rate in effect immediately after such distribution;

SP0 =	the average of the Last Reported Sale Prices of Class A Common Stock over the ten consecutive Trading Day period ending on the business day immediately preceding the Record Date for such distribution (or, if earlier, the “Ex-Date” relating to such distribution); and

FMV =	the Fair Market Value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of Indebtedness, assets or property distributed with respect to each outstanding share of Class A Common Stock on the Record Date for such distribution.

Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the date fixed for the determination of stockholders entitled to receive such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on Class A Common Stock or shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, which is referred to as a “Spin-Off,” the Conversion Rate in effect immediately before 5:00 p.m., New York City time, on the Record Date fixed for determination of stockholders entitled to receive the distribution shall be increased based on the following formula:

CR’ = CR0 × FMV0 + MP0

                        MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to such distribution;

CR’ =	the Conversion Rate in effect immediately after such distribution;

FMV0 =	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Class A Common Stock applicable to one share of the Class A Common Stock over the first ten consecutive Trading Day period after the effective date of the Spin-Off; and

MP0 =	the average of the Last Reported Sale Prices of the Class A Common Stock over the first ten consecutive Trading Day period after the effective date of the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph will occur on the tenth Trading Day from, and including, the effective date of the Spin-Off.

(4) If any cash dividend or distribution made to all or substantially all holders of the Class A Common Stock during any quarterly fiscal period is in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period (the “Current Dividend Rate”), does not equal $0.12 per share (appropriately adjusted from time to time for any share dividends on, or subdivisions of, common stock) (the “Initial Dividend Rate”), the Conversion Rate shall be adjusted based on the following formulas:

(a) if the Current Dividend Rate is greater than the Initial Dividend Rate, the conversion rate shall be increased based on the following formula

CR’ = CR0 ×     SP0

                      SP0 – C

where,

CR0 =	the Conversion Rate in effect immediately prior to the Record Date for such distribution;

CR’ =	the Conversion Rate in effect immediately after the Record Date for such distribution;

SP0 =	the Last Reported Sale Price of the Class A Common Stock on the Trading Day immediately preceding the Record Date for such distribution (or, if earlier, the “Ex-Date” relating to such distribution); and

C =	the amount in cash per share the Company distributes to holders of Class A Common Stock in excess of $0.12 (appropriately adjusted from time to time for any share dividends on, or subdivision of, the Class A Common Stock).

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution; provided that if such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) if the Current Dividend Rate is less than the Initial Dividend Rate, the Conversion Rate shall be decreased based on the following formula:

CR’ = CR0 ×     SP0

                      SP0 + C

where,

CR0 =	the Conversion Rate in effect immediately prior to the Record Date for such distribution;

CR’ =	the Conversion Rate in effect immediately after the Record Date for such distribution;

SP0 =	the Last Reported Sale Price of the Class A Common Stock on the Trading Day immediately preceding the Record Date for such distribution (or, if earlier, the “Ex-Date” relating to such distribution); and

C =	the amount in cash per share the Company distributes to holders of Class A Common Stock that is below $0.12 (appropriately adjusted from time to time for any share dividends on, or subdivision of, Class A Common Stock).

Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the final Business Day of the relevant fiscal quarter.

(5) (a) If the Company, any of its Subsidiaries or the Smith Holders makes a payment in respect of a tender offer or exchange offer for the Class A Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the Last Reported Sale Price of Class A Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the Conversion Rate shall be increased based on the following formula:

CR’ = CR0 × AC + (SP’ × OS’)

                        OS0 × SP’

where,

CR0 =	the Conversion Rate in effect on the date such tender or exchange offer expires;

CR’ =	the Conversion Rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ =	the number of shares of Class A Common Stock outstanding immediately after the date such tender or exchange offer expires; and

SP’ =	the average of the Last Reported Sale Prices of Class A Common Stock over the ten consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

(6) If someone other than the Company or one of its Subsidiaries or the Smith Holders makes a payment in respect of a tender offer or exchange offer for Class A Common

Stock, in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer, the Company shall increase the Conversion Rate based on the following formula:

CR’ = CR0 × FMV + (OS’ × SP)

                    OS0× SP

where,

CR0 =	the Conversion Rate in effect the last time tenders or exchanges may have been made pursuant to such tender or exchange offer (the “Offer Expiration Time”);

CR’ =	the Conversion Rate in effect immediately following the Offer Expiration Time;

FMV =	the Fair Market Value (as determined by the Board of Directors) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the offer expiration time (the “Accepted Purchase Shares”);

OS’ =	the number of shares of Class A Common Stock outstanding (less any Accepted Purchase Shares) as of the Offer Expiration Time;

OS0 =	the number of shares of Class A Common Stock outstanding (including any Accepted Purchase Shares) as of the Offer Expiration Time; and

SP =	the Last Reported Sale Price of Class A Common Stock on the Trading Day next succeeding the Offer Expiration Time.

The adjustment referred to in this clause (6) shall only be made if:

(i) the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Class A Common Stock to more than 25% of the total shares of Class A Common Stock outstanding; and

(ii) the cash and value of any other consideration included in the payment per share of Class A Common Stock exceeds the Last Reported Sale Price per share of Class A Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

Notwithstanding the foregoing, the adjustment referred to in this clause (6) shall generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause the Company to engage in a consolidation or merger or a sale of all or substantially all of the Company’s assets.

Notwithstanding any of the foregoing provisions in this Section 1704, if the application of the foregoing formulae other than the formula set forth in clause (4)(b) would result in a decrease in the Conversion Rate, an adjustment to the Conversion Rate shall not be made.

As used in this Section 1704, “Ex-Date” means the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

(b) In addition to those required by clauses (1) through (6) of this Section 1704, to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange or any national securities exchange on which the Class A Common Stock is then listed, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least twenty (20) days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall mail to Holders of record of the Notes a notice of the increase at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it shall be in effect.

(c) Notwithstanding any of the foregoing in this Section 1704, no adjustment need be made for:

(i)	the issuance of any shares of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Class A Common Stock under any plan,

(ii)	the issuance of any shares of Class A Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries,

(iii)	the issuance of any shares of Class A Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding clause and outstanding as of the date the Notes were first issued,

(iv)	a change in the par value of the Class A Common Stock, or

(v)	accrued and unpaid interest.

To the extent the Notes become convertible into cash, assets or property (other than Class A Common Stock or securities to which Section 1705 applies), no adjustment shall be made thereafter as to the cash, assets or property. Interest shall not accrue on such cash, assets or property.

(d) All calculations under this Article Seventeen shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be, with one-half cent and 0.005% of a share, respectively, being rounded upward. No adjustment to the Conversion Rate shall be required unless the adjustment requires an increase or decrease of at least 1.0% of the Conversion Rate. However, any adjustments, which are not required to be made because they would have required an increase or decrease of less than 1.0% shall be carried forward and be made on the first to occur of (i) any subsequent adjustment, (ii) the first day of the next calendar year and (iii) upon any conversion of the Securities.

(e) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent (if other than the Trustee) an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Holder of each Note at his last address appearing on the Note Register provided for in Section 305 of this Indenture, within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(f) In any case in which this Section 1704 provides that an adjustment shall become effective immediately after (1) a record date or Record Date for an event, (2) the date fixed for the determination of stockholders entitled to receive a dividend or distribution pursuant to Section 1704(a)(1), (3) a date fixed for the determination of stockholders entitled to receive rights, warrants or options pursuant to Section 1704(a)(2), (4) the effective date of any subdivision or combination of Class A Common Stock, (5) the Expiration Time for any tender or exchange offer pursuant to Section 1704(a)(5), or (6) the Offer Expiration Time for a tender offer or exchange offer pursuant to Section 1704(a)(6) (each a “Determination Date”), the Company may elect to defer until the occurrence of the relevant Adjustment Event (as hereinafter defined) (x) issuing to the Holder of any Note converted after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Class A Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Class A Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such Holder any amount in cash in lieu of any fraction pursuant to Section 1704(a)(1). For purposes of this Section 1704(f), the term “Adjustment Event” shall mean:

(i)	in any case referred to in clause (1) hereof, the occurrence of such event,

(ii)	in any case referred to in clause (2) hereof, the date any such dividend or distribution is paid or made,

(iii)	in any case referred to in clause (3) hereof, the date of expiration of such rights, warrants or options,

(iv)	in any case referred to in clause (4) hereof, the date of such subdivision or combination, and

(v)	in any case referred to in clause (5) or clause (6) hereof, the date a sale or exchange of Class A Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

(g) For purposes of this Section 1704, the number of shares of Class A Common Stock at any time outstanding shall not include shares held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Class A Common Stock. The Company shall not pay any dividend or make any distribution on shares of Class A Common Stock held in the treasury of the Company.

Section 1705. Effect of Reclassification, Consolidation, Merger or Sale.

(a) If any of the following events (which are subject to Section 801) occur, namely (i) any reclassification or change of the outstanding shares of Class A Common Stock (other than a subdivision or combination to which Section 1704(a)(1) applies or a change in par value), (ii) any consolidation, merger or combination of the Company with another Person, or (iii) any sale or conveyance of all or substantially all the properties and assets of the Company to any other Person, in each case, as a result of which holders of Class A Common Stock shall be entitled to receive Exchange Property with respect to or in exchange for such Class A Common Stock, then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing for the conversion and settlement of the Notes for Exchange Property as set forth in this Indenture. Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article Seventeen. If, in the case of any such reclassification, change, merger, consolidation, combination, sale or conveyance, the Exchange Property receivable thereupon by a holder of Class A Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, merger, consolidation, combination, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

(b) In the event holders of Class A Common Stock would have the opportunity to elect the form of consideration to be received in such transaction described in Section 1705 above, the Company shall make adequate provision whereby the Holders of the Notes as a single class shall be provided the opportunity to be able to elect, as a single class, from the same forms of consideration into which the Notes shall be convertible from and after the effective date of such transaction. Such determination shall be in accordance with Section 104, unless otherwise specified herein, and shall be subject to any limitations to which all of the holders of the Class A Common Stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such event and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline for elections to be made by holders of the Class A Common Stock in connection with such transaction, and (b) two Trading Days prior to the anticipated effective date of such event. The Company shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by

Holders of the Notes by issuing a press release and providing a copy of such notice to the Trustee. The Company shall not become a party to any such transaction unless its terms are consistent with the preceding. If the transaction also constitutes a Change of Control, (A) a Holder can require the Company to repurchase all or a portion of its Securities pursuant to Section 1110 or, (B) if such Holder elects, instead, to convert all or a portion of its Notes, such Holder will receive Additional Shares upon conversion pursuant to Section 1701(c), in each case, subject to the terms and conditions set forth in each such Section.

(c) The Conversion Obligation with respect to each $1,000 principal amount of Notes converted following the effective date of any such transaction, shall be calculated (as provided in clause (d) below) based on the Exchange Property assuming such holder of Class A Common Stock did not exercise his rights of election, if any, as to the kind or amount of Exchange Property receivable upon such consolidation, merger, binding share exchange, sale or conveyance (provided that, if the Exchange Property receivable upon such consolidation, merger, binding share exchange, sale or conveyance is not the same for each share of Class A Common Stock in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purposes of this Section 1705 the Exchange Property receivable upon such consolidation, merger, binding share exchange, sale or conveyance for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares).

(d) The Conversion Obligation in respect of any Notes converted following the effective date of any such transaction shall be computed in the same manner as set forth in Section 1703(a) and, if the Notes become convertible into Exchange Property, Section 1703(b); provided that any amount of the Conversion Settlement Distribution to be delivered in shares of Class A Common Stock shall be paid in Exchange Property rather than shares of Class A Common Stock. If the foregoing calculations would require the Company to deliver a fractional share or unit of Exchange Property to a Holder of Notes being converted, the Company shall deliver cash in lieu of such fractional share or unit based on the value of the Exchange Property.

(e) The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder of Notes, at its address appearing on the Note Register provided for in Section 305 of this Indenture, within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(f) The above provisions of this Section 1705 shall similarly apply to successive reclassifications, changes, consolidations, mergers, binding share exchanges, combinations, sales and conveyances. If this Section 1705 applies to any event or occurrence, Section 1704 shall not apply.

Section 1706. Taxes on Shares Issued.

The issue of stock certificates on conversions of Notes shall be made without charge to the converting Holder for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof, except for applicable withholding, if any. The Company shall not, however, be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any Notes converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 1707. Reservation of Shares, Shares to Be Fully Paid; Compliance with Governmental Requirements; Listing of Class A Common Stock.

(a) The Company shall provide, free from preemptive rights, out of its authorized, but unissued shares or shares held in treasury, sufficient shares of Class A Common Stock for the conversion of the Notes from time to time as such Notes are presented for conversion.

(b) Before taking any action, which would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value, if any, of the shares of Class A Common Stock issuable upon conversion of the Notes, the Company shall take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Class A Common Stock at such adjusted Conversion Rate.

(c)(i) The Company covenants that all shares of Class A Common Stock, which may be issued upon conversion of Notes shall upon issue be fully paid and nonassessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(ii) The Company covenants that, if any shares of Class A Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company shall in good faith and as expeditiously as possible, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), endeavor to secure such registration or approval, as the case may be.

Section 1708. Responsibility of Trustee.

The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder of Notes to determine the Conversion Rate or whether any facts exist, which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Class A Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Class A Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article Seventeen. Without limiting the generality of the foregoing, neither the

Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 1705 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 1705 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 601, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in conclusively relying upon the Officer’s Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

Section 1709. Notice to Holders Prior to Certain Actions.

In case:

(a) the Company shall declare a dividend (or any other distribution) on its Class A Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 1704; or

(b) the Company shall authorize the granting to the holders of all of its Class A Common Stock of rights, warrants or options to subscribe for or purchase any share of any class or any other rights, warrants or options that would require an adjustment in the Conversion Rate pursuant to Section 1704(a)(2); or

(c) of any reclassification or reorganization of the Class A Common Stock of the Company (other than a subdivision or combination of its outstanding Class A Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation, merger or binding share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

the Company shall cause to be filed with the Trustee and to be mailed to each Holder of Notes at his address appearing on the register provided for in Section 305 of this Indenture, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution of rights, warrants or options, or, if a record is not to be taken, the date as of which the Holders of Class A Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, or binding share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their Class A Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, or binding share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

Section 1710. Shareholder Rights Plan.

To the extent that the Company has a rights plan in effect upon conversion of the Notes into the underlying common stock, a Holder who converts securities shall receive, in addition to the underlying common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the underlying common stock, in which case the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all Holders of the underlying common stock, shares of the Company’s Capital Stock, evidences of indebtedness or assets as described in Section 1704(a)(3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. In lieu of any such adjustment, the Company may amend such applicable shareholder rights agreement to provide that upon conversion of the Notes the Holders shall receive, in addition to the underlying common stock issuable upon such conversion, the rights which would have attached to such underlying common stock if the rights had not become separated from the underlying common stock under such applicable shareholder rights agreement.

Section 1711. Successive Adjustments.

After an adjustment to the Conversion Rate under this Article Seventeen, any subsequent event requiring an adjustment under this Article Seventeen shall cause an adjustment to the Conversion Rate as so adjusted.

Section 1712. Unconditional Right of Holders to Convert.

Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to convert its Note in accordance with this Article Seventeen and to bring an action for the enforcement of any such right to convert, and such rights shall not be impaired or affected without the consent of such Holder; provided, however, that the right of any Holder to receive cash upon conversion of any Note shall be subject to the subordination provisions of Article Eleven.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.1. Independence of Covenants.

All covenants and agreements in this Second Supplemental Indenture shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

SECTION 3.2. Schedules and Exhibits.

All schedules and exhibits attached hereto are by this reference made a part hereof with the same effect as if herein set forth in full.

SECTION 3.3. Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original; but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.4. Ratification.

The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Second Supplemental Indenture.

SECTION 3.5. Construction.

As used in this Second Supplemental Indenture, unless otherwise stated or unless context otherwise requires, (i) the terms “herein,” “hereof,” “this Indenture” and “the Indenture” when used to refer to a document reference are intended to refer to the Base Indenture (as in effect after giving effect to this Second Supplemental Indenture) together with this Second Supplemental Indenture and (ii) the terms “Subsidiary” or “Significant Subsidiary” shall be deemed to mean Subsidiary or Significant Subsidiary of the Company, as the case may be.

SECTION 3.6. Effectiveness.

The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

SONIC AUTOMOTIVE, INC.

By:	/s/ O. Bruton Smith
Name:	O. Bruton Smith
Title:	Chairman and Chief Executive Officer

Attest:	/s/ Stephen K. Coss
Name:	Stephen K. Coss
Title:	Senior Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Richard H. Prokosch
Name:	Richard H. Prokosch
Title:	Vice President

EXHIBIT A

SONIC AUTOMOTIVE, INC.

NOTICE OF REDEMPTION

[DATE]

To the Holders of the 4.25% Convertible Senior Subordinated

Notes Due 2015 issued by Sonic Automotive, Inc.:

Sonic Automotive, Inc. (the “Issuer”) by this written notice hereby exercises, pursuant to Section 1101 of that certain Indenture (the “Indenture”), dated as of May 7, 2002, as supplemented by the Second Supplemental Indenture dated as of November 23, 2005, between the Issuer and U.S. Bank National Association, its right to redeem $[            ] of its 4.25% Convertible Senior Subordinated Notes Due 2015 (the “Notes”). All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

1.	Redemption Date: [ , ]

2.	Redemption Price: $[ ]

3.	Conversion Rate: Each $1,000 principal amount of the Notes is convertible at your option into [insert number of shares] shares of the Issuer’s common stock, no par value (the “Class A Common Stock”), subject to adjustment, during the period described below.

4.	Paying Agent and Conversion Agent: [NAME] [ADDRESS]

5.	The Notes called for redemption may be converted at your option at any time from the date of this Notice of Redemption until 5:00 p.m. on the second Business Day immediately prior to the Redemption Date set forth above.

6.	The Notes called for redemption and not converted at your election prior to 5:00 p.m. on the second Business Day immediately prior to Redemption Date set forth above shall be redeemed on the Redemption Date.

7.	If you elect to convert your Notes, you must satisfy the requirements for conversion set forth in your Notes.

8.	Your Notes called for redemption must be surrendered by you (by effecting book-entry transfer of the Notes or delivering certificated Notes, together with necessary endorsements, as the case may be) to [Name of Paying Agent] at [insert address] in order for you to collect the Redemption Price.

9.	The Notes bearing the following Certificate Number(s) in the principal amount set forth below opposite such Certificate Number(s) are being redeemed:

Certificate Number(s)	Principal Amount

10.	Unless the Company defaults in making the payment of the Redemption Price owed to you, Interest on your Notes called for redemption shall cease to accrue on and after the Redemption Date.

11.	CUSIP Number: [ ]

SONIC AUTOMOTIVE, INC.

EXHIBIT B

SONIC AUTOMOTIVE, INC.

NOTICE OF REPURCHASE

[DATE]

To the Beneficial Owners of the 4.25% Convertible Senior

Subordinated Notes Due 2015 (the “Notes”) issued by Sonic Automotive, Inc.:

Sonic Automotive, Inc. (the “Issuer”) by this written notice hereby notifies you, pursuant to Section 1109 of that certain Indenture (the “Indenture”), dated as of May 7, 2002, as supplemented by the Second Supplemental Indenture dated as of November 23, 2005, between the Issuer and U.S. Bank National Association, that you may request the Issuer to repurchase your Notes by delivery of a Repurchase Notice. Included herewith is the form of Repurchase Notice to be completed by you if you wish to have your Notes repurchased by the Issuer. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

1.	Repurchase Date: [ ]

2.	Repurchase Price: [ ]

3.	Conversion Rate: To the extent described in Item 5 below, each $1,000 principal amount of the Notes is convertible into [insert number of shares] shares of the Issuer’s common stock, no par value (the “Class A Common Stock”), subject to adjustment.

4.	Paying Agent and Conversion Agent: [NAME] [ADDRESS]

5.	The Notes as to which you have delivered a Repurchase Notice to the Paying Agent may be converted if they are otherwise convertible pursuant to Article Seventeen of the Indenture and the terms of the Notes only if you withdraw such Repurchase Notice pursuant to the terms of the Indenture. You may be entitled to have your Notes converted into a combination of cash and shares of the Issuer’s Class A Common Stock:

(i) Prior to October 31, 2010, during the five Business Days after any five consecutive Trading Day period in which the Trading Price per $1,000 original principal amount of the Notes (as determined following a request by a Noteholder in accordance with the procedures described below) was less than 103% of the product of the Last Reported Sale Price of the Company’s Class A Common Stock and the current Conversion Rate of the Notes for such Trading Day;

(ii) if the Issuer has called the Notes for redemption;

(iii) upon the occurrence of certain specified corporate transactions described in the Indenture; or

(iv) at any time on or after October 31, 2010.

6.	The Notes as to which you have delivered a Repurchase Notice must be surrendered by you (by effecting book-entry transfer of the Notes or delivering certificated Notes, together with necessary endorsements, as the case may be) to [Name of Paying Agent] at [insert address] in order for you to collect the Repurchase Price.

7.	The Repurchase Price for the Notes as to which you have delivered a Repurchase Notice and not withdrawn such Repurchase Notice shall be paid promptly following the later of the Business Day immediately following such Repurchase Date and the date you deliver such Notes to [Name of Paying Agent].

8.	In order to exercise your option to have the Issuer repurchase your Notes, you must deliver the Repurchase Notice, duly completed by you with the information required by such Repurchase Notice (as specified in Section 1109 of the Indenture) and deliver such Repurchase Notice to the Paying Agent at any time from 9:00 a.m. on [insert day that is 20 Business Days prior to Repurchase Date] until 5:00 p.m. on the [insert day that is the Repurchase Date].

9.	In order to withdraw any Repurchase Notice previously delivered by you to the Paying Agent, you must deliver to the Paying Agent, by 5:00 p.m. on [insert day that is the Repurchase Date], a written notice of withdrawal specifying (i) the certificate number, if any, of the Notes in respect of which such notice of withdrawal is being submitted, (ii) the principal amount of the Notes in respect of which such notice of withdrawal is being submitted, and (iii) if you are not withdrawing your Repurchase Notice for all of your Notes, the principal amount of the Notes, which still remain subject to the original Repurchase Notice.

10.	Unless the Issuer defaults in making the payment of the Repurchase Price owed to you, Interest on your Notes as to which you have delivered a Repurchase Notice shall cease to accrue on and after the Repurchase Date.

11.	CUSIP Number: [ ]

SONIC AUTOMOTIVE, INC.

EXHIBIT C

SONIC AUTOMOTIVE, INC.

NOTICE OF OCCURRENCE

OF FUNDAMENTAL CHANGE

[DATE]

To the Holders of the 4.25% Convertible Senior Subordinated

Notes Due 2015 (the “Notes”) issued by Sonic Automotive, Inc.:

Sonic Automotive, Inc. (the “Issuer”) by this written notice hereby notifies you, pursuant to Section 1110 of that certain Indenture (the “Indenture”), dated as of May 7, 2002, as supplemented by the Second Supplemental Indenture dated as of November 23, 2005, between the Issuer and U.S. Bank National Association, that a Fundamental Change (as such term and other capitalized terms used herein and not otherwise defined herein is defined in the Indenture) as described below has occurred. Included herewith is the form of Fundamental Change Repurchase Notice to be completed by you if you wish to have your Notes repurchased by the Issuer.

1.	Fundamental Change: [Insert brief description of the Fundamental Change and the date of the occurrence thereof].

2.	Date by which Fundamental Change Repurchase Notice must be delivered by you to Paying Agent in order to have your Notes repurchased:

3.	Fundamental Change Repurchase Date:

4.	Fundamental Change Repurchase Price:

5.	Paying Agent and Conversion Agent: [NAME] [ADDRESS]

6.	Conversion Rate: To the extent described in Item 7 below, each $1,000 principal amount of the Notes is convertible into [insert number of shares] shares of the Issuer’s common stock, no par value (the “Class A Common Stock”), subject to adjustment.

7.	The Notes as to which you have delivered a Fundamental Change Repurchase Notice to the Paying Agent may be converted if they are otherwise convertible pursuant to Article Seventeen of the Indenture and the terms of the Notes only if you withdraw such Fundamental Change Repurchase Notice pursuant to the terms of the Indenture. You may be entitled to have your Notes converted into shares of the Issuer’s Class A Common Stock (or, at the option of the Issuer, cash or a combination of cash and shares of the Issuer’s Class A Common Stock):

(i) Prior to October 31, 2010, during the five Business Days after any five consecutive Trading Day period in which the Trading Price per $1,000 original principal amount of the Notes (as determined following a request by a Noteholder in accordance with the procedures described below) was less than 103% of the product of the Last Reported Sale Price of the Company’s Class A Common Stock and the current Conversion Rate of the Notes for such Trading Day;

(ii) if the Issuer has called the Notes for redemption;

(iii) upon the occurrence of certain specified corporate transactions described in the Indenture; or

(iv) at any time on or after October 31, 2010.

8.	The Notes as to which you have delivered a Fundamental Change Repurchase Notice must be surrendered by you (by effecting book-entry transfer of the Notes or delivering certificated Notes, together with necessary endorsements, as the case may be) to [Name of Paying Agent] at [insert address] in order for you to collect the Fundamental Change Repurchase Price.

9.	The Fundamental Change Repurchase Price for the Notes as to which you have delivered a Fundamental Change Repurchase Notice and not withdrawn such Notice shall be paid promptly following the later of the Business Day immediately following such Fundamental Change Repurchase Date and the date you deliver such Notes to [Name of Paying Agent].

10.	In order to have the Issuer repurchase your Notes, you must deliver the Fundamental Change Repurchase Notice, duly completed by you with the information required by such Fundamental Change Repurchase Notice (as specified in Section 1110 of the Indenture) and deliver such Fundamental Change Repurchase Notice to the Paying Agent at any time from 9:00 a.m. on the date of the occurrence of the Change of Control until 5:00 p.m. on the Fundamental Change Repurchase Date.

11.	In order to withdraw any Fundamental Change Repurchase Notice previously delivered by you to the Paying Agent, you must deliver to the Paying Agent, by 5:00 p.m. on the Fundamental Change Repurchase Date, a written notice of withdrawal specifying (i) the certificate number, if any, of the Notes in respect of which such notice of withdrawal is being submitted, (ii) the principal amount of the Notes in respect of which such notice of withdrawal is being submitted, and (iii) if you are not withdrawing your Fundamental Change Repurchase Notice for all of your Notes, the principal amount of the Notes which still remain subject to the original Fundamental Change Repurchase Notice.

12.	Unless the Issuer defaults in making the payment of the Fundamental Change Repurchase Price owed to you, Interest on your Notes as to which you have delivered a Fundamental Change Repurchase Notice shall cease to accrue on and after the Fundamental Change Repurchase Date.

13.	CUSIP Number: [ ]

SONIC AUTOMOTIVE, INC.

SCHEDULE I

Number of Additional Shares

The following table sets forth the hypothetical Stock Price, effective date and number of Additional Shares per $1,000 principal amount of Notes:

Stock Price	$19.79	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00

Effective Date
November 23, 2005	9.1121	5.1329	3.2777	2.2681	1.6675	1.2807	1.0140	0.8194	0.6708	0.5535	0.4582	0.3792	0.3128
November 30, 2006	9.1121	5.0100	3.0544	2.0462	1.4789	1.1311	0.9088	0.7631	0.6564	0.5736	0.5070	0.4521	0.4059
November 30, 2007	9.1121	4.3503	2.4595	1.5634	1.0989	0.8322	0.6707	0.5707	0.4986	0.4425	0.3970	0.3589	0.3266
November 30, 2008	9.1121	3.6697	1.7953	1.0313	0.6938	0.5235	0.4310	0.3805	0.3452	0.3174	0.2944	0.2749	0.2579
November 30, 2009	9.1121	2.6331	0.8255	0.3369	0.2056	0.1575	0.1380	0.1361	0.1362	0.1363	0.1366	0.1368	0.1370
November 30, 2010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000